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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Cooper-Standard Holdings Inc.
(Name of Registrant as Specified In Its Charter)

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April 6, 2017
Dear Cooper Standard Stockholder:
On behalf of the Board of Directors of Cooper-Standard Holdings Inc., (the "Board") you are cordially invited to electronically attend the 2017 Annual Meeting of the Stockholders (the “Annual Meeting”) to be held on May 18, 2017, beginning at 9:00 a.m. Eastern Time. We are pleased that this year’s Annual Meeting will be a completely virtual meeting of stockholders, meaning that you may participate solely by means of remote communication. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/CPS2017. We are embracing the latest technology to provide expanded access, improved communication, and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation from locations around the world.
We are taking advantage of the Securities and Exchange Commission's "notice and access" rules that allow us to furnish proxy materials to you primarily over the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Availability of Proxy Material (the “Notice”). The Notice contains instructions on how to access proxy materials and vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials at no additional cost to you. We believe that this approach provides a convenient way for you to access your proxy materials and vote your shares, while keeping with our corporate responsibility commitment by lowering our printing and delivery costs and reducing the environmental impact associated with our Annual Meeting.
Details of the business to be conducted at the Annual Meeting are given in the Notice of 2017 Annual Meeting of the Stockholders and the proxy statement.
Your vote is important. Regardless of whether you plan to electronically attend the Annual Meeting, we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card.
Thank you in advance for your cooperation and continued support.

Sincerely,

Jeffrey S. Edwards
Chairman and Chief Executive Officer

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2017 ANNUAL MEETING OF THE STOCKHOLDERS
Meeting Notice
WHERE
Online via live webcast at www.virtualshareholdermeeting.com/CPS2017. You may vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CPS2017. To participate in the Annual Meeting you will need the 16-digit control number included on your Notice Regarding the Availability of Proxy Material, on your proxy card, or on the instructions that accompanied your proxy materials.
WHEN
Thursday, May 18, 2017
9:00 a.m. Eastern Time
Online check-in will begin at 8:30 a.m. Eastern Time, and you should allow ample time for the online check-in procedures.
ITEMS OF BUSINESS

•	To elect the director nominees described in the proxy statement for a one-year term;

•	To ratify the appointment of independent registered public accounting firm for the 2017 fiscal year;

•	To hold an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency with which future advisory votes on executive compensation should be held;

•	To approve the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan; and

•	To conduct any other business if properly brought before the Annual Meeting.
 You will find more information about the matters to be voted on at the Annual Meeting in the proxy statement.
RECORD DATE
The close of business on March 24, 2017.
PRE-MEETING QUESTIONS TO MANAGEMENT
The online format used by the Company for the Annual Meeting also allows us to communicate more effectively with you. Stockholders can submit questions in advance of the Annual Meeting by visiting www.proxyvote.com. Stockholders will need their 16-digit control number to enter the website.
Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. You may revoke your proxy at any time before it is exercised. You will find instructions on how to vote on page one of the proxy statement.
By Order of the Board of Directors
Aleksandra A. Miziolek
Senior Vice President, General Counsel & Secretary
April 6, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 18, 2017
The Notice of Annual Meeting, the 2017 Proxy Statement, and the Company's 2017 Annual Report to Stockholders for the year ended December 31, 2016, are available free of charge at: https://proxyvote.com.

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2017 ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
April 6, 2017

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Important Information about Voting and the Annual Meeting
Voting Instructions
You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the record date, March 24, 2017. As of the record date, there were 17,827,042 shares of common stock outstanding. Each outstanding share is entitled to one vote on each proposal. Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It is important to follow the instructions that apply to your situation.
If your shares are registered directly in your name with our transfer agent, you are considered the "stockholder of record" with respect to those shares, and you may vote your shares electronically during the Annual Meeting. You may vote your shares without participating in the Annual Meeting by using the proxy card, by calling the toll-free number listed on your proxy card, or by logging on to the website listed on your proxy card and following the simple instructions provided. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Voting by telephone and the Internet will be closed at 11:59 p.m. Eastern Time on May 17, 2017.
If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in “street name”), you are considered to be the beneficial owner of those shares, and you have the right to give instructions to your broker, trustee or nominee on how to vote your shares, or to vote your shares electronically during the Annual Meeting. If you do not provide voting instructions to your broker, your broker has the discretion to vote those shares only on matters that are routine. A broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”
If your shares are registered in your name, you may revoke your proxy at any time prior to the vote during the Annual Meeting, by:

•	Written notice of revocation to the secretary of the Company;

•	Timely delivery of a valid, later-dated proxy or later-dated vote by telephone or Internet; or

•	Participating in the Annual Meeting and voting your shares electronically during the Annual Meeting.
If your shares are held in street name, you must contact your broker to revoke your proxy.
In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the Annual Meeting. To hold a meeting of the stockholders, a quorum (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

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Voting Rules
When voting to elect directors, you have three options:

•	Vote FOR a nominee;

•	Vote AGAINST a nominee; or

•	ABSTAIN from voting

When voting to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017, you have three options:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

When voting, on an advisory basis, to approve executive compensation, you have three options:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

When voting, on an advisory basis, to recommend the frequency of future advisory votes on executive compensation, you have four options:

•	ONE YEAR;

•	TWO YEARS;

•	THREE YEARS; or

•	ABSTAIN from voting on the proposal.

When voting to approve the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan, you have three options:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017;

•	FOR the approval of executive compensation;

•	FOR the frequency of the future advisory votes on executive compensation to be ONE YEAR; and

•	FOR the approval of the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan.
Broker non-votes occur when a broker lacks the discretionary authority to vote on a proposal, and the beneficial owner has not provided an indication as to how to vote. We will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as votes with respect to the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether any such proposal passes. Without instructions from you, brokers will be permitted to exercise voting discretion with respect to non-routine matters, such as the proposal to ratify the appointment of our independent auditors, but will not be permitted to exercise voting discretion with respect to non-routine matters, such as the election of directors.
We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees, or other institutions or stockholders although we reserve the right to do so. In addition, our officers, directors, and employees may solicit proxies in person or by telephone, facsimile, or other means of communication, but they will not receive any additional compensation in connection with such solicitation.

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Proposals
Proposal 1: Election of Directors
Upon the recommendation of the governance committee of the Board of Directors (the "Governance Committee"), the Company's Board has nominated the nine individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of the stockholders in 2018 or until their successors, if any, are re-elected or appointed, or until their earlier resignation, removal, or death. All of these nominees have consented to being named in this proxy statement and to serve, if elected. If any of them is unable or declines to serve as a director, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.
Effective January 19, 2017, the Board amended and restated the Company's By-Laws (the "By-Laws") to change the voting standard for the election of directors from a plurality to a majority voting standard in uncontested elections. Under the new majority voting standard, a nominee for director shall be elected to the Board only upon the affirmative vote of a majority of the total votes cast, which means that the number of votes cast "for" a nominee exceeds 50% of the votes cast with respect to the election of that nominee; abstentions and broker non-votes, if applicable, are not counted as a vote cast "for" or "against" that director’s election. Directors will continue to be elected by a plurality vote at any meeting of the stockholders for which, as of the 14th day before the date the Company begins mailing its notice of the meeting, the number of nominees exceeds the number of directors to be elected (a "Contested Election"), whether or not such election becomes an uncontested election after such date.
The By-Laws also provide that, in order for any incumbent director to be nominated by the Board for further service, such person must submit or have submitted an irrevocable resignation that will become effective if (i) that person does not receive a majority of the votes cast in an election that is not a Contested Election, and (ii) the Board accepts that resignation. Within 90 days of receiving the certified vote pertaining to any election of directors by the stockholders by majority voting in which an incumbent director failed to receive a majority of the votes cast, (i) the Governance Committee shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director or whether other action should be taken, and (ii) the Board shall consider the recommendation of the Governance Committee and shall act on the resignation of the unsuccessful incumbent. The Governance Committee, in making its recommendation, and the Board, in making its determination, may consider any factors they determine appropriate. Unless the Board makes a determination to reject the resignation of the incumbent director, the Board shall not elect or appoint any unsuccessful incumbent to the Board for at least one year after such annual meeting. If the Board accepts the resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy.
The names of the nominees, along with their present positions, their principal occupations, directorships held with other public corporations currently and during the past five years, their ages, and the year first elected as a director are set forth below. Certain individual qualifications, experiences, and skills of our nominees that contribute to the Board’s effectiveness as a whole are also described below.

Jeffrey S. Edwards
Mr. Edwards has been a director of the Company since October 2012 and chairman of the board since May 2013. Mr. Edwards has served as our chief executive officer since October 2012 and served as our president from October 2012 to May 2013. Previously, Mr. Edwards served in positions of increasing responsibility at Johnson Controls, Inc., a global diversified technology and industrial company. He led the Automotive Experience Asia Group of Johnson Controls, serving as corporate vice president, group vice president and general manager from 2004 to 2012. Mr. Edwards served as Johnson Controls’ group vice president and general manager for Automotive Experience North America from 2002 to 2004. He completed an executive training program at INSEAD and earned a Bachelor of Science from Clarion University.

Qualifications: Mr. Edwards has substantial leadership and operational experience in the automotive industry.

Other Current Public Directorships: Standex International Corp.

Former Public Directorships (past 5 years): None

Age: 54

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Sean O. Mahoney
Mr. Mahoney has been a director of the Company since May 2015 and currently serves as a member of the audit committee of the Board of Directors (the "Audit Committee"). Mr. Mahoney is a private investor with over two decades of experience in investment banking and finance. In addition, Mr. Mahoney has served as a consultant to Silver Point Capital since August 2013. Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and the head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities where he served as vice chairman, global banking. During his banking career, Mr. Mahoney acted as an advisor to companies across a broad range of industries and product areas. In addition to his public company board memberships, Mr. Mahoney has served on the post-bankruptcy board of Lehman Brothers Holdings Inc. since 2012 and on the board of Formula One Holdings since 2014. He earned his graduate degree from Oxford University, where he was a Rhodes Scholar, and his undergraduate degree from the University of Chicago.

Qualifications: Mr. Mahoney has a depth of expertise in capital markets and business strategy across a wide variety of companies and sectors, including industrial and automotive. He also has extensive experience in structuring and executing financing transactions, and mergers and acquisitions.

Other Current Public Directorships: Delphi Automotive PLC and Arconic Inc.

Former Public Directorships (past 5 years): Alcoa Inc.

Age: 54

David J. Mastrocola
Mr. Mastrocola has been a director of the Company since May 2010 and lead director since January 2011. Mr. Mastrocola is a private investor. Mr. Mastrocola is a former partner and managing director of Goldman, Sachs & Co., where he worked for over 20 years. During that period, Mr. Mastrocola held a number of senior management positions in the Investment Banking Division, including heading or co-heading the corporate finance, mergers/strategic advisory and industrials/natural resources departments. Mr. Mastrocola also served as a member of Goldman, Sachs & Co.’s firm-wide capital and commitments committees. Mr. Mastrocola serves as a trustee for Save the Children Federation, Inc. He has a Bachelor of Science in Accounting from Boston College and a Master of Business Administration from Harvard University.

Qualifications: Mr. Mastrocola has extensive and varied expertise in corporate finance and mergers and acquisitions, having served in a number of senior management positions in the Investment Banking Division of Goldman, Sachs & Co.

Other Current Public Directorships: None

Former Public Directorships (past 5 years): Famous Dave’s of America, Inc.

Age: 55

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Justin E. Mirro
Mr. Mirro has been a director of the Company since May 2015 and currently serves as a member of the Governance Committee. Mr. Mirro is the president of Kensington Capital Partners LLC and currently serves as the non-executive chairman of Pure Power Technologies, Inc. Since January 2017 he has been a special advisor to Pi Capital International LLC. Mr. Mirro has over 19 years of automotive investment banking experience, most recently as a managing director and head of automotive investment banking at RBC Capital Markets from June 2011 to December 2014. Prior to that, Mr. Mirro was head of automotive investment banking at Moelis & Company from August 2008 to May 2011, and he was also head of North American Automotive Investment Banking at Jefferies & Company from March 2005 to July 2008. Prior to his investment banking career, Mr. Mirro worked as an engineer for General Motors and Toyota. Mr. Mirro earned a Master of Business Administration from New York University Leonard N. Stern School of Business and his undergraduate degree from the University of Michigan College of Engineering.

Qualifications: Mr. Mirro has extensive experience in investment banking and mergers and acquisitions, particularly in the automotive industry.

Other Current Public Directorships: None

Former Public Directorships (past 5 years): None

Age: 48

Robert J. Remenar
Mr. Remenar has been a director of the Company since May 2015 and currently serves as a member of the compensation committee of the Board of Directors (the "Compensation Committee"). Mr. Remenar served as the president and chief executive officer of Chassix Inc. from July 2012 to June 2014, and from December 2010 to June 2012 he served as the president and chief executive officer of Nexteer Automotive. From April 2002 to November 2012, Mr. Remenar served as the president of Delphi Steering/Nexteer Automotive. Mr. Remenar held diverse executive positions within Delphi Corporation from 1998 to 2002 and several executive and managerial positions within General Motors from 1985 to 1998. Mr. Remenar earned his Master of Business and Professional Accountancy from Walsh College and his undergraduate degree from Central Michigan University.

Qualifications: Mr. Remenar has extensive operational, management, and leadership experience, specifically in the automotive industry. Mr. Remenar has long-standing relationships with automotive customers and suppliers and has extensive capital markets experience.

Other Current Public Directorships: PKC Group Plc

Former Public Directorships (past 5 years): None

Age: 61

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Sonya F. Sepahban
Ms. Sepahban has been a director of the Company since May 2016 and currently serves as a member of the compensation committee of the Board of Directors (the "Compensation Committee"). Ms. Sepahban is currently a member of the board of directors at Genomenon, Inc., and Lincoln Federation. From 2009 to 2015, Ms. Sepahban served as the senior vice president of engineering, development and technology at General Dynamics Land Systems (“GDLS”), a business unit of General Dynamics Combat Systems Group—a global leader in the design, development, production, support, and enhancement of tracked and wheeled military vehicles—where she had responsibility for all GDLS products developed for governmental and commercial customers worldwide. Prior to her employment at GDLS, Ms. Sepahban held a number of leadership positions with Northrop Grumman Space Technology ("Northrop"), including as the senior vice president and chief engineer from 2007 to 2009 where she was responsible for program execution, product development, and continuous improvement; vice president of systems engineering from 2006 to 2007; vice president and chief technology officer from 2004 to 2006; and vice president and deputy general manager of engineering from 1997 to 2004. Prior to her employment at Northrop, Ms. Sepahban held a number of technical and management positions at the NASA Johnson Space Center on the Space Shuttle and International Space Station programs from 1989 to 1997. Ms. Sepahban also has an extensive background working and living in Europe and with international customers. Ms. Sepahban has a bachelor’s degree in chemical engineering from Cornell University and a political science degree from the Institute of Political Sciences in Paris, France. She also has a master’s degree in chemical engineering from Rice University and a Master of Business Administration from the University of Houston.

Qualifications: Ms. Sepahban has extensive experience in engineering, production, technology, P&L management, and global operations within the aerospace and defense, manufacturing, and engineering services sectors. Her skills and background provide the Board with expertise in overseeing the engineering, development, and production operations of large global organizations.

Other Current Public Directorships: None

Former Public Directorships (past 5 years): None

Age: 56

Thomas W. Sidlik
Mr. Sidlik has been a director of the Company since January 2014 and currently serves as chairman of the Governance Committee and as a member of the Audit Committee. In 2007, Mr. Sidlik retired from the DaimlerChrysler AG Board of Management in Germany after a 34-year career in the automotive industry. He previously served as chairman and chief executive officer of Chrysler Financial Corporation, chairman of the Michigan Minority Business Development Council, and vice chairman of the National Minority Supplier Development Council. Mr. Sidlik has been on the board of directors of Delphi Automotive PLC and Delphi Automotive LLP since 2009. Previously he served on the Board of Regents of Eastern Michigan University, where he served as vice chairman and chairman of the board. He received Bachelor of Science from New York University and a Master of Business Administration from University of Chicago.

Qualifications: Mr. Sidlik has extensive experience in the automotive industry and provides the Board with strategic, management, and industry expertise.

Other Current Public Directorships: Delphi Automotive PLC

Former Public Directorships (past 5 years): None

Age: 67

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Stephen A. Van Oss
Mr. Van Oss has been a director of the Company since August 2008 and currently serves as chairman of the Audit Committee and as a member of the Compensation Committee. Mr. Van Oss is an operating partner with Gamut Capital Management, overseeing its distribution portfolio. Mr. Van Oss was the senior vice president and chief operating officer of WESCO International, Inc., ("WESCO") a leading distributor of electrical construction and industrial maintenance products, a position he held from September 2009 until his retirement in December 2015. He served as a director of WESCO from 2008 to 2015. From 2004 to 2009, Mr. Van Oss served as senior vice president and chief financial and administrative officer of WESCO. From 2000 to 2004, he served as vice president and chief financial officer of WESCO. He served as WESCO’s director, information technology, from 1997 to 2000. He serves as a trustee of Robert Morris University, chairs its finance committee, and is a member of its audit committee. Mr. Van Oss received a Bachelor of Science in Accounting from Wright State University and a Master of Business Administration from Cleveland State University.

Qualifications: Mr. Van Oss has substantial leadership experience in business operations and finance as well as in distribution and information technology.

Other Current Public Directorships: None

Former Public Directorships (past 5 years): WESCO International, Inc.

Age: 62

Molly P. Zhang
Dr. Molly P. Zhang (a/k/a Peifang Zhang) was nominated to the Board in March 2017. Dr. Zhang, Ph.D., served as vice president, asset management for Orica Limited ("Orica"), a global leader in mining and civil services, until her retirement in October 2016. From 2012 to 2015, Dr. Zhang served as Orica’s vice president, initiation systems and packaged emulsion manufacturing, as well as manufacturing executive, mining systems, and from 2011 to 2012 as general manager of manufacturing and supply chain for the mining services business. Before joining Orica, Dr. Zhang held diverse executive positions at The Dow Chemical Company. From 2009 to 2011, Dr. Zhang served as the managing director, SCG-Dow Group, and country general manager, Dow Thailand; from 2006 to 2009 she served as global business vice president, Dow Technology Licensing & Catalyst, and head of manufacturing, Dow Asia Pacific, based in Shanghai, China; from 2002 to 2006 she served as manufacturing director and board member at SCG-Dow Group; and from 2000 to 2002 she served as global technology director, based in Freeport, Texas. Dr. Zhang has been a member of the supervisory board at GEA Group Aktiengesellschaft since April 20, 2016, and served on the board of Inenco Group from July 2014 to December 2015. Born and raised in Shanghai, Dr. Zhang received a master’s degree in chemistry in 1986 and a Ph.D. in chemical engineering in 1988 from The Technical University of Clausthal, Germany.
Qualifications: Dr. Zhang’s more than 25 years of international business experience, particularly in China and the Asia Pacific region, will strengthen the Board’s global perspective. Her experience in manufacturing efficiency, new product strategy and management of technology valuation will provide the Board with valuable insight regarding technology and innovation strategies. In addition, Dr. Zhang will contribute extensive engineering and material science expertise to the Board.
Other Current Public Directorships: GEA Group
Former Public Directorships (past 5 years): None
Age: 55

The Board of Directors unanimously recommends that the stockholders vote FOR each of our nominees.

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Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal 2 is the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2017 fiscal year. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They are expected to be available to respond to your questions and may make a statement if they desire.
Ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017 requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are not counted as votes FOR or AGAINST ratification and will therefore have no effect on such vote.
The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017.
Proposal 3: Advisory Vote on Executive Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking the stockholders to vote, on an advisory or non-binding basis, to approve the compensation of our named executive officers ("NEOs") as disclosed in this proxy statement. A detailed description of our compensation program is available in the Compensation Discussion and Analysis section.
The advisory vote, commonly known as a say-on-pay vote, gives stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes are not counted as votes FOR or AGAINST the proposal, and will therefore have no effect on such vote. The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation. We intend to hold the next advisory vote on the compensation of our named executive officers at the 2018 annual meeting of the stockholders.
The Board and the Compensation Committee believe that we have created an executive compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking the stockholders to indicate their support for our NEOs' compensation by voting FOR the following resolution at the Annual Meeting:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this proxy statement.
The Board of Directors recommends that the stockholders vote FOR the approval of the advisory resolution relating to the compensation of our NEOs as disclosed in this proxy statement.
Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
In accordance with Section 14A of the Exchange Act, the Company's stockholders are being asked to vote, on an advisory or non-binding basis, on whether the Company should hold future advisory votes on the compensation of the Company's NEOs every one, two, or three years.
Our prior say-on-frequency vote occurred in 2011. At that year's meeting, the stockholders agreed with the Board's recommendation that advisory votes on executive compensation should occur every three years. After careful consideration of the frequency alternatives, the Board has determined that conducting an advisory, non-binding vote on executive compensation on an annual basis is the most appropriate alternative for the Company and its stockholders at this time.
The Board of Directors recommends that the stockholders vote FOR holding an advisory, non-binding vote on executive compensation EVERY YEAR.

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Proposal 5: Approval of the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan

Executive Summary of Proposal and Selected Plan Information
Introduction:
On March 23, 2017, upon recommendation of the Compensation Committee, the Board approved the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan (the “Plan”), subject to stockholder approval at the 2017 Annual Meeting. The Plan will supersede the Cooper-Standard Holdings Inc. 2011 Omnibus incentive Plan (the “2011 Plan”), which is the only plan under which equity-based compensation may currently be awarded to our executives, non-employee directors, and other employees. Equity awards are also currently outstanding under the 2011 Plan and the Cooper-Standard Holdings Inc. 2010 Management Incentive Plan (together with the 2011 Plan, the “Prior Plans”). Awards currently outstanding under the Prior Plans will remain outstanding under the applicable Prior Plan in accordance with their terms.
We believe that the adoption of the Plan is necessary in order to allow us to continue to use equity awards, including performance awards. We believe that granting equity-based compensation to officers, other key employees and non-employee directors is an effective means to promote the future growth and development of the Company. Equity awards, among other things, further align the interests of award recipients with Company stockholders and enable the Company to attract and retain qualified personnel.
We also are requesting stockholder approval of the material terms of the Plan, including performance measures and individual award limits, to allow awards granted under the Plan that are intended to be “performance-based compensation” under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), to be exempt from the tax deduction limits of Section 162(m) if they meet the other requirements of Section 162(m).
If the Plan is approved by our stockholders, the Plan will become effective on May 18, 2017 (the “Effective Date”), and no further awards will be made under the 2011 Plan. If our stockholders do not approve the Plan, the 2011 Plan will remain in effect in its current form, subject to its expiration date. However, there will be insufficient shares available under the 2011 Plan to make annual awards and to provide grants to new hires in the coming years. In this event, the Compensation Committee would be required to revise its compensation philosophy and devise other programs to attract, retain, and compensate its officers, non-employee directors, and key employees.

Proposed Share Reserve:
A total of 2,300,000 shares of common stock are reserved for awards granted under the Plan. The Plan’s reserve will be reduced by one (1) share for every one (1) share that is subject to an option or stock appreciation right granted under the 2011 Plan after March 31, 2017, and 2.50 shares for every one (1) share that is subject to an award other than an option or stock appreciation right (such award, a “full-value award”) granted under the 2011 Plan after March 31, 2017. In addition, to the extent that after March 31, 2017, outstanding awards under the Prior Plans expire or are terminated without the issuance of shares, or if such awards are settled in cash, or if shares are tendered or withheld for payment of taxes on full-value awards, then the shares subject to such awards will be added to the Plan’s reserve.

The Plan’s reserve will be reduced by one (1) share for every one (1) share that is subject to an option or stock appreciation right and 2.50 shares for every one (1) share that is subject to a full-value award.

Impact on Dilution and Fully-Diluted Overhang:
Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team is focused on our strategic and long-term growth priorities.
The total fully-diluted overhang as of March 31, 2017, assuming that the entire share reserve is granted in stock options, would be 16.3% and the total fully-diluted overhang, assuming the share reserve is granted in full-value awards only, would be 10.5%. The Company’s historical practice, which is not currently expected to change, has been to grant a combination of stock options and full-value awards, resulting in overhang between these two levels. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of March 31, 2017.
Our Board believes that the increase in shares of common stock available for issuance represents a reasonable amount of potential equity dilution given our strategic and long-term growth priorities.

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Expected Duration of the Share Reserve:
We expect that the share reserve under the Plan, if this proposal is approved by our shareholders, will be sufficient for awards for approximately three years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the Plan's reserve upon the awards' expiration, forfeiture or cash settlement; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Governance Highlights of Plan:
Our Plan incorporates certain governance best practices, including:

☑ Minimum vesting period of one year from the date of grant for all equity-based awards granted under the Plan, with permitted exceptions up to 5% of the share reserve.
☑ No “liberal share recycling” of options or stock appreciation rights (“SARs”).
☑ No dividends or dividend equivalents on options or SARs.
☑ Dividends and dividend equivalent rights on all other awards are deferred until the restrictions imposed on such awards lapse.
☑ Minimum 100% fair market value exercise price for options and SARs.
☑ No “liberal” change of control definition and no automatic single-trigger acceleration on a change of control transaction.
☑ No repricing of options or SARs and no cash buyout of underwater options and SARs without stockholder approval, except for adjustments with respect to a change of control or an equitable adjustment in connection with certain corporate transactions.

Date of Plan Expiration:	The Plan will terminate on May 18, 2027, unless terminated earlier by the Board, but awards granted prior to such date may be extended beyond that date.
Burn Rate
The following table sets forth information regarding stock-settled, time-vested equity awards granted and performance-based, stock-settled equity awards earned over each of the last three fiscal years:

	2016	2015	2014
Stock Options/SARs Granted	155,100	202,100	167,200
Stock-Settled Time-Vested Restricted Shares/Units Granted*	148,418	174,389	130,956
Stock-Settled Performance-Based Stock Units Earned*	20,339	0	0
Weighted-Average Basic Common Shares Outstanding	17,459,710	17,212,607	16,695,356

* The burn rate figures in the table above are different from disclosure in the Company’s Annual Reports on Form 10-K for the fiscal years ending December 31, 2014, 2015, and 2016 because this table excludes all cash-settled awards and includes performance-based equity awards in the year in which they are earned rather than the year in which they are granted. Per 10-K filings, the cash-settled time-vested restricted stock units granted in 2016, 2015, and 2014 were 5,400, 4,200, and 1,600, respectively, and performance stock units granted at target in 2014, 2015, and 2016 were 93,000, 111,200, and 86,150, respectively.
Overhang as of March 31, 2017
The following table sets forth certain information as of March 31, 2017, unless otherwise noted, with respect to the Company’s existing equity compensation plans:

Stock Options Outstanding	639,625
Weighted-Average Exercise Price of Outstanding Stock Options	$66.64
Weighted-Average Remaining Term of Outstanding Stock Options	8.4 Years
Total Stock-Settled Full-Value Awards Outstanding*	533,536
Basic common shares outstanding as of the record date (3/24/2017)	17,827,042

* Includes time-vested restricted stock units (367,818), stock-settled performance share units outstanding at target (120,214), vested and unvested deferred stock units (16,233) and unvested cash-denominated and stock-settled performance awards (29,271).

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Summary of the Plan
The following is a summary of certain material features of the Plan, which is qualified in its entirety by reference to the complete terms of the Plan attached to this proxy statement as Appendix A. The closing price of a share of our common stock on the New York Stock Exchange on March 24, 2017, was $109.43.
Purpose
The purpose of the Plan is to aid the Company and its affiliates in recruiting and retaining key employees and non-employee directors of outstanding ability and to motivate such individuals to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of awards. The Company expects that it will benefit from the added interest which such key employees and non-employee directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.
Eligible Participants
The Compensation Committee, including its delegates, may grant awards to key employees of the Company or its affiliates and non-employee directors of the Company’s Board. Currently, approximately 275 employees and 8 non-employee directors would be eligible to participate in the Plan, although the number of individuals who are selected to participate in the Plan may vary from year to year.
Available Shares
Subject to the adjustment provisions included in the Plan, a total of 2,300,000 shares (plus the shares described in the paragraph below) will be authorized for awards granted under the Plan as of the date of stockholder approval. This reserve will be reduced by a “fungible ratio” of one (1) share for every one (1) share that is subject to an option or stock appreciation right granted under the Plan, and two and a half (2.50) shares for every one (1) share that is subject to an award other than an option or stock appreciation right (such award, a “full-value award”) granted under the Plan. In addition, the share reserve will be reduced on the same fungible ratio basis for awards granted after March 31, 2017, under the 2011 Plan.
To the extent that, after March 31, 2017, (a) shares of common stock subject to an outstanding award under a Prior Plan are not issued or delivered by reason of forfeiture, expiration or settlement of such award in cash, or (b) shares are delivered to or withheld by the Company to pay the withholding taxes relating to a full-value award under the Prior Plan, then such shares of common stock will be added to the Plan’s reserve and available for new awards granted under the Plan.
Shares of common stock subject to an award granted under the Plan will be added back to the Plan’s reserve and be available for new awards if (a) such shares are not issued or delivered by reason of forfeiture, expiration or settlement of such award in cash, or (b) shares are delivered to or withheld by the Company to pay the withholding taxes relating to a full-value award.
Notwithstanding anything to the contrary, the following shares will not again be available for awards under the Plan: (a) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option under the Plan or a Prior Plan, (b) shares delivered to or withheld by the Company to pay the withholding taxes relating to an outstanding option or stock appreciation right under the Plan or a Prior Plan, (c) shares subject to a stock appreciation right under the Plan or a Prior Plan that are not issued in connection with its stock settlement or exercise, or (d) shares repurchased by the Company on the open market with the proceeds of the exercise of an option under the Plan or a Prior Plan.
Award Limits
Subject to adjustment in accordance with the adjustment provisions of the Plan, with respect to awards intended to be “qualified performance-based compensation” under Code Section 162(m), no participant may be granted during any fiscal year of the Company:

•	Options for, and/or SARs with respect to, more than 400,000 shares of common stock;

•	Awards of restricted stock and/or restricted stock units relating to more than 200,000 shares of common stock;

•	Annual incentive award(s) having a cash payment value of more than $10,000,000 (which limit shall be proportionally reduced with respect to any performance period that is less than a whole year); and

•	Long-term incentive award(s) granted in respect of any period greater than one year, having a cash payment value of more than $10,000,000.
Notwithstanding anything to the contrary, the aggregate grant date fair value of equity awards that may be granted during any fiscal year to a non-employee director, taken together with any cash fees paid during the fiscal year to the director in respect of the director’s service as a member of the Board during such year (including service as a member or chair of any regular committees of the Board), shall not exceed $500,000. The Board may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual directors, as the Board may determine in its discretion,

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provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Plan Administration
The Compensation Committee is the administrator of the Plan. The Compensation Committee can delegate its duties and powers to any subcommittee thereof, provided that no such delegation is permitted with respect to awards made to Section 16 participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of two or more “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act or does not relate to awards intended to qualify as performance-based compensation under Code Section 162(m).
The Compensation Committee has broad powers to administer and interpret the Plan, including the authority to establish, amend or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Compensation Committee deems necessary or desirable, and has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).
Term
Awards may be granted under the Plan from time to time until the Plan is discontinued or terminated by the Board. No award may be granted under the Plan after the tenth anniversary of the approval of the Plan by the stockholders at the annual meeting, but awards granted prior to such date may extend beyond that date.
Adjustments
In the event of any change in our outstanding shares of common stock by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or exchange of shares or any similar corporate transaction, or any distribution to stockholders other than regular cash dividends, the Compensation Committee shall make appropriate adjustments to the Plan or any outstanding awards, which may include (1) the number or kind of shares or other securities issued or reserved for issuance pursuant to outstanding awards or to the Plan, (2) the maximum number of shares that may be subject to awards granted to a single participant under the plan, (3) option price or grant price and/or (4) any other affected terms of such awards, including one or more performance goals.
Minimum Vesting Requirement
Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following proviso, equity-based awards granted under the Plan shall vest no earlier than the first anniversary of the date the award is granted; provided, however, that the Compensation Committee may grant awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the authorized share reserve. (For the avoidance of doubt, this shall not be construed to limit the committee’s discretion to provide for accelerated exercisability or vesting of an award, including in cases of death, disability or a change of control.)
Dividends and Dividend Equivalents
The payment of any dividends, dividend equivalents or distributions declared or paid on shares covered by an award shall be deferred until the lapsing of the restrictions imposed upon such awards. The Compensation Committee shall determine if any such deferred dividends or distributions shall be reinvested in additional shares or credited during the deferral period with interest at a rate per annum as the Compensation Committee, in its discretion, may determine. Payment of any such deferred dividends or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such awards and any such deferred dividends, dividend equivalents or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such awards.
Change of Control
For all outstanding awards, any acceleration of vesting or settlement of an award in connection with a change of control will be determined by the Compensation Committee and set forth in each award agreement. If and to the extent determined by the Compensation Committee in the applicable agreement or otherwise, any awards outstanding immediately prior to a change of control which are unexercisable or otherwise unvested or subject to lapse restrictions may be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be. The Compensation Committee may, but is not obligated to, with respect to some or all of the outstanding awards, (1) cancel such awards for fair value (as determined in the sole discretion of the Compensation Committee), (2) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Plan as determined by the Compensation

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Committee in its sole discretion, or (3) provide that for a period of at least 15 days prior to the change of control, any options or SARs (that are settled in shares) will be exercisable as to all shares subject thereto and that upon the occurrence of the change of control, such options and SARs will terminate and be of no further force and effect.
Under the Plan, a change of control generally occurs upon the following: (a) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company; (b) the date that any person or group becomes the “beneficial owner,” directly or indirectly, of 50% or more of the total voting power of the voting stock of the Company; (c) a change in the majority composition of our Board of Directors; (d) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company (subject to certain exceptions); or (e) the consummation of a plan of complete liquidation or dissolution of the Company.
Amendments and Termination
The Board may amend, alter or discontinue the Plan. However, the Board may not amend, alter or discontinue the Plan without stockholder consent if such action would (except as is provided pursuant to the adjustment provisions set forth in the Plan) increase the total number of shares reserved for the purposes of the Plan. Also, the Board may not amend, alter or discontinue the Plan without the consent of a participant if such action would diminish any of the rights of the participant under any award previously granted to such participant under the Plan; provided, however, that this restriction would not apply to amendments required by the Code or other applicable laws. Additionally, the Board may not amend the provisions of the Plan that restrict the repricing of options and SARs as described in the last paragraph under “Types of Awards - Stock Options and Stock Appreciation Rights (“SARs”).”
Types of Awards
The Plan authorizes grants of a variety of awards described below. The Compensation Committee may grant options to any participant it selects, and determines the terms and conditions of each award at the time of grant, subject to the limitations set forth in the Plan, including whether payment of awards may be subject to the achievement of performance goals. The terms and conditions of each award will be set forth in a written agreement.
Stock Options and Stock Appreciation Rights (SARs)

•
A stock option entitles a participant to purchase a specified number of shares of common stock at a specified exercise price, subject to such terms and conditions as the Compensation Committee may determine. An SAR entitles a participant to receive a payment measured by the excess of the fair market value of a specified number of shares of common stock on the date on which the participant exercises the SAR over a specified grant price, subject to such terms and conditions as the Compensation Committee may determine.

•
Except in the case of substitute awards granted in connection with a corporate transaction, the applicable exercise or grant price cannot be less than 100% of the fair market value of a share on the date of grant.

•
All options and SARs must terminate no later than ten years after the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option or SAR would expire at a time when the holder of such award is prohibited by applicable law or by the Company's insider trading policy from exercising the option or SAR (the "Closed Window Period"), then such option or SAR shall remain exercisable until the 30th day following the end of the Closed Window Period.

•	Options and SARs do not include dividend equivalent rights.

•
At the time of exercise, the option price must be paid in full in either cash, delivery of shares, by having the Company withhold a number of shares otherwise deliverable, or in a cashless exercise through a broker or similar arrangement, depending on the terms of the specific award agreement.

•
If an SAR is granted in relation to an option, then unless otherwise determined by the Compensation Committee, the SAR will be exercisable or will mature at the same time and on the same conditions that the related option may be exercised or mature. Upon exercise of any number of SARs, the number of shares subject to the related option will be reduced accordingly and such option may not be exercised with respect to that number of shares. The exercise of any number of options that relate to an SAR will likewise result in an equivalent reduction in the number of shares covered by the related SAR.

•
Subject to the adjustment provisions set forth in the Plan, the Compensation Committee will not, other than in connection with a change of control, take any of the following actions without the approval of the stockholders of the Company:

•	Reduce the purchase price or base price of any previously granted option or SAR;

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•	Cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price; or

•
Cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the fair market value of a share of common stock on the date of such cancellation.

Restricted Stock Awards and Restricted Stock Units (“RSUs”)

•
Restricted stock awards are shares of common stock that are issued to a participant subject to transfer and other restrictions as the Compensation Committee may determine, such as the continued employment of the participant. RSU awards entitle the participant to receive a payment in cash or shares of common stock equal to the fair market value of one share of common stock, subject to certain restrictions as the committee may determine (such as continued employment or meeting certain performance goals).

•
Restricted stock and restricted stock units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated unless and until the applicable restrictions determined by the Compensation Committee and as set forth in the applicable award agreement have lapsed.

Other Stock-Based Awards

•
Subject to the terms of the Plan, the Compensation Committee may grant to participants other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares, either alone or in addition to or in conjunction with other awards, and payable in shares or in cash.

•
The Compensation Committee will determine all terms and conditions of the awards; provided that any award that provides for purchase rights will be priced at no less than 100% of the fair market value of the underlying shares on the grant date of the award.

Annual Incentive Awards

•
Subject to the terms of the Plan, the Compensation Committee will determine all terms and conditions of an annual incentive award, including but not limited to the performance goals, performance period, the potential amount payable, the type of payment, and the timing of payment.

•
However, the Compensation Committee must require that payment of all or any portion of the amount subject to the annual incentive award is contingent on the achievement or partial achievement of one or more performance goals during the period the Compensation Committee specifies, subject to qualifications as set forth in the Plan.

•	The Compensation Committee may determine the payment method of these awards, including allowing for an election between payment methods by the participant.
Long-Term Incentive Awards

•
Subject to the terms of the Plan, the Compensation Committee will determine all terms and conditions of a long-term incentive award, including but not limited to the performance goals, performance period, the potential amount payable, the type of payment, and the timing of payment.

•	However, payment of any amount subject to long-term incentive award is contingent on the achievement or partial achievement of one or more performance goals during the applicable period.

•	The performance period must relate to a period of more than one fiscal year of the Company, with an exception for new employees.

•	The Compensation Committee may determine the payment method of these awards, including allowing for an election between payment methods by the participant.
Performance Goals
The performance goals available to the Compensation Committee under the Plan for performance-based awards under Section 162(m) of the Code consist of one or more of the following with respect to the Company or any one or more affiliates or other business units: net income; operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; operating cash flow; free cash flow; net operating profit; pre-tax profit; ratio of debt to debt plus equity; return on stockholder equity; return on invested capital; total stockholder return; relative total stockholder return; return on invested capital; return on capital; return on assets; return on equity; return on investment; return on revenues; operating working capital; working capital as a percentage of net sales; cost of capital; average

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accounts receivable; economic value added; performance value added; customer satisfaction; customer loyalty and/or retention; employee safety; employee engagement; market share; system reliability; cost structure reduction; regulatory outcomes; diversity; cost savings; operating margin; profit margin; sales performance; and internal revenue growth. Any performance goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under U.S. GAAP.
Where applicable, the performance goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or as a percentage) in the particular criterion or achievement in relation to a peer group or other index. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).
As to each performance goal, the Compensation Committee, in its discretion, may exclude or include the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business or asset; (v) changes in tax or accounting principles, regulations or laws; (vi) currency fluctuations; (vii) mergers, acquisitions or dispositions; (viii) unusual, infrequently occurring and/or non-recurring items of gain or loss that the Company identifies in its audited financial statements, including notes to the financial statements, or Management’s Discussion and Analysis section of the Company’s annual report; and (ix) any other excluded item that the committee designates either at the time an award is made or thereafter to the extent permitted by Code Section 162(m).
Nontransferability of Awards
No award under the Plan may be transferable or assignable other than by will or the laws of descent and distribution, except that an award agreement may provide that a participant may transfer an award to family members, a trust or entity established for estate planning purposes or a charitable organization.
Recoupment of Awards
All awards granted under the Plan, and any share of stock issued or cash paid pursuant to such awards, are subject to any recoupment, clawback, equity holding, stock ownership, or similar policies adopted by the Company from time to time and any recoupment, clawback, equity holding, stock ownership, or similar requirements made applicable by law, regulation or listing standards to the Company from time to time.
New Plan Benefits
All awards to directors, executive officers and other key employees are made at the discretion of the Compensation Committee as authorized by the Board and the benefits and amounts that will be received or allocated under the amended Plan are not determinable at this time.
Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Plan. Each participant is advised to consult his or her personal tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.
Section 162(m) of the Code
Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, chief financial officer, and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as qualified performance-based compensation, the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more “outside directors”; (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by the corporation’s stockholders; and (iii) the Compensation Committee certifies that the applicable performance goals are satisfied before payment of any qualified performance-based compensation is made.

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Sections 409A and 280G of the Code
Awards under the Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If the requirements of Section 409A are not complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of at the time of payment) and may be subject to an additional 20% income tax and, potentially, interest and penalties. We have sought to structure the Plan, and we expect to seek to structure awards under the Plan, to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance issued pursuant to Section 409A. To the extent that we determine that any award granted under the Plan is subject to Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Section 409A. The Plan and any applicable awards may be modified to exempt the awards from Section 409A or comply with the requirements of Section 409A.
Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant under Code Section 4999.
Stock Options
A participant will not recognize taxable income at the time an option is granted, and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon his or her exercise of a non-qualified stock option equal to the excess of the fair market value of the share purchased over its purchase price, and the Company generally will be entitled to a corresponding deduction.
SARs
A participant will not recognize taxable income at the time SARs are granted, and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount generally is deductible by the Company as compensation expense.
Restricted Stock and Restricted Stock Units
A participant will not recognize taxable income at the time restricted stock that is subject to a substantial risk of forfeiture is granted, and the Company will not be entitled to a tax deduction at that time unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of such restrictions generally is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
A participant will not recognize taxable income at the time a restricted stock unit is granted, and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized generally is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Unrestricted Stock
A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time unrestricted stock is granted. The Company generally is entitled to a corresponding deduction at the time ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply.
Annual Incentive Awards and Long-Term Incentive Awards
A participant will not recognize taxable income at the time annual incentive awards and long-term incentive awards are granted, and the Company will not be entitled to a tax deduction at that time. Upon settlement of such awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee)

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in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount generally is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Dividend Equivalent Rights
A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and the Company will be entitled to a corresponding deduction in the same amount and at the same time.
Required Vote
The affirmative FOR vote of a majority of votes cast at the Annual Meeting is required to approve the Plan. Abstentions are not counted as votes FOR or AGAINST approval of the Plan, and will therefore have no effect on such vote.
The Board of Directors recommends that the stockholders vote FOR the proposal to approve the Plan.

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Corporate Governance
Cooper Standard is committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business is overseen by our Board of Directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible for making certain that our activities are conducted responsibly, lawfully and ethically.
The Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of the Company. The Board has also adopted a Code of Conduct which applies to all directors, officers, and employees, including our chief executive officer, our chief financial officer, and our controller. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Conduct, and committee charters are available on our website at www.cooperstandard.com under the “Investors” tab or in printed form upon request by contacting Cooper Standard at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies our policies as warranted. Any modifications will be reflected on our website. In addition, if the Board grants any waivers from our Code of Conduct to any of our directors or executive officers, or if we amend our Code of Conduct, we will, if required, disclose these matters through the “Investor” section of our website on a timely basis. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference in this proxy statement.
Board of Directors
Independence of Directors
Our Corporate Governance Guidelines provide that a majority of the members of the Board must meet the criteria for independence set forth under applicable law and the New York Stock Exchange (“NYSE”) listing standards. The Board determines on an annual basis whether each director qualifies as independent under these criteria. In addition to applying the NYSE independence rules, the Board will consider all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director. Furthermore, our Audit, Compensation and Governance Committees are constituted so as to comply with the NYSE listing standards regarding independence.
The Board has determined that Messrs. August, Mahoney, Mirro, Remenar, Sidlik, Van Oss, Ms. Sepahban, and Ms. Zhang are independent as determined pursuant to NYSE rules. Mr. Edwards is not independent because he is our CEO. Mr. Mastrocola is not independent under NYSE rules because his brother is a partner at Ernst & Young LLP, the Company’s independent auditors. Mr. Mastrocola’s brother has no direct involvement of any kind in the relationship between Ernst & Young LLP and the Company or the review of our financial statements.
Board Leadership Structure
The Board’s leadership structure currently includes a combined chairman and chief executive officer role with a non-employee lead director, as permitted by our Corporate Governance Guidelines. Mr. Edwards serves as chairman of the board of directors as well as our CEO. The Board believes that this structure is in the best interests of our stockholders as it takes into consideration the importance of having a chairman with in-depth knowledge of and experience in our industry, as well as promotes communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction. In addition, this structure helps ensure that the non-employee directors’ attention is devoted to the issues of greatest importance to the Company and our stockholders. Our Board periodically reviews its determination to have a single individual serve as both chairman and CEO.
The lead director is elected by the non-employee members of the Board upon the recommendation of the Governance Committee. The Board believes that the role of the lead director, together with the existence of a substantial majority of independent directors, fully independent Board committees, and the use of regular executive sessions of non-employee directors achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management.
Mr. Mastrocola has been chosen as the lead director. The lead director (i) presides at meetings and sessions of the non-employee directors and communicates with management concerning the substance of such meetings and sessions; (ii) assists the Board’s chairman with the setting of agendas and other matters relating to meetings of the Board; (iii) in consultation with the Compensation Committee, assists the Board with its evaluation of the performance of the CEO; and (iv) undertakes such other activities as may be requested by the Board or required by applicable laws, regulations, or rules.

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Board’s Role in Risk Oversight
The Board is responsible for analyzing and overseeing material risks we face. The Board works with our executive leadership team to identify significant risks to our business. Management continually monitors the following general categories of risk related to our business: financial reporting risk, strategic and macroeconomic risk, operational risk, and legal and compliance risk. Those risks are regularly reviewed with the Board and its committees. The Board ensures that appropriate policies and procedures are in place to identify and mitigate risks and that those policies and procedures are followed.
In addition to the role of the full Board in overseeing risk, the Board committees are also involved in risk oversight. The Audit Committee reviews with management (i) our policies with respect to risk assessment and management of risks that may be material to the Company, (ii) our system of disclosure controls and system of internal controls over financial reporting, and (iii) our compliance with legal and regulatory requirements. The Compensation Committee regularly reviews our compensation programs and practices and determines whether any such programs or practices create risks that are likely to have any material adverse effect on the Company. If such risks are present, the Compensation Committee may require changes to our compensation programs or practices to eliminate such risks. The Governance Committee reviews and oversees risks related to our governance structure and processes, related-party transactions, and our legal and ethical compliance programs, including our Code of Conduct.
Meetings
Our Board of Directors met eleven times in 2016. As set forth in our Corporate Governance Guidelines, Board members are expected to attend Board meetings and meetings of the committees on which they serve. All directors are also strongly encouraged to attend our annual meeting of the stockholders. All incumbent director nominees attended at least 75% of the meetings of our Board and the committees on which such director served during 2016. Seven of the eight incumbent directors attended the 2016 Annual Meeting.
Meetings of Non-Employee Directors
In accordance with our Corporate Governance Guidelines and the listing standards of NYSE, our non-employee directors meet regularly in executive sessions of the Board without management present. Executive sessions of non-employee directors are led by Mr. Mastrocola, the lead director, and are held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with regularly scheduled committee meetings, as appropriate. At least once a year, the independent directors meet in an executive session led by one of the independent directors who is selected by all of the independent directors to lead the session.

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Board Committees and Their Functions
Committees of the Board of Directors
Our Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. The following chart sets forth the directors who currently serve as members of each of the Board committees.

Directors	Audit Committee	Compensation Committee	Governance Committee
Jeffrey S. Edwards *
Glenn R. August		C	X
Sean O. Mahoney	X
David J. Mastrocola **
Justin E. Mirro			X
Robert J. Remenar		X
Sonya F. Sepahban		X
Thomas W. Sidlik	X		C
Stephen A. Van Oss	C	X

*    Chairman of Board
**    Lead Director
"C"    Denotes member and Chairman of Committee
"X"    Denotes member

Audit Committee
Our Audit Committee met eight times in 2016 and currently consists of Messrs. Van Oss, Mahoney, and Sidlik. Mr. Van Oss serves as the chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is financially literate and that Messrs. Van Oss and Mahoney qualify as Audit Committee financial experts, as defined by the rules and regulations of the Securities and Exchange Commission ("SEC"). The Board of Directors has further determined that each member of the Audit Committee is independent under applicable NYSE listing standards and SEC rules. The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website. The Audit Committee’s principal responsibilities include: (i) selecting our independent registered public accounting firm; (ii) overseeing our accounting and financial reporting processes and the audit of our annual and quarterly financial statements; (iii) overseeing our compliance with legal and regulatory requirements; (iv) reviewing and evaluating the independence, qualifications, and performance of our independent auditors and the performance of our internal audit function; and (v) reviewing and overseeing our system of internal controls regarding finance, accounting, and legal compliance.
Compensation Committee
Our Compensation Committee met seven times in 2016 and currently consists of Messrs. August, Remenar, Van Oss, and Ms. Sepahban. Mr. August serves as the chairman of the Compensation Committee but is not standing for election to the Board at the Annual Meeting. The Board of Directors has determined that each member of the Compensation Committee is independent under applicable NYSE listing standards and SEC rules. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website. The Compensation Committee’s principal responsibilities include: (i) reviewing and approving corporate goals, objectives and other criteria relevant to the compensation of the chief executive officer and other executive officers; (ii) together with the lead director, evaluating the performance of the chief executive officer and other executive officers and determining their compensation; (iii) establishing our overall compensation philosophy and reviewing and approving executive compensation programs, and assessing related risks; (iv) reviewing and approving any employment or severance arrangements with executive officers; (v) reviewing and approving equity-based compensation plans and awards made pursuant to such plans; (vi) working with the CEO and the Board with respect to succession planning; and (vii) overseeing the Company’s employee benefit plans, including the delegation of responsibility for such programs to the Company’s Benefit Plan Committee.

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The Compensation Committee has engaged FW Cook as its independent compensation consultant. The consultant reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The consultant advises the Compensation Committee on a number of compensation-related considerations, including compensation practices among our peer group companies, pay-for-performance measures, competitiveness of pay levels, program design, and market trends. Other than consulting on executive compensation matters, FW Cook has performed no other services for the Compensation Committee or the Company.
The Compensation Committee maintains a formal process to ensure the independence of any executive compensation advisor engaged by the Compensation Committee, including consideration of all factors relevant to the advisor’s independence from management as required by applicable NYSE listing standards.  In connection with its engagement of FW Cook, the Compensation Committee considered these factors and determined that FW Cook qualified as independent.
Governance Committee
Our Governance Committee met six times in 2016 and currently consists of Messrs. Sidlik, August, and Mirro. Mr. Sidlik serves as the chairman of the Governance Committee. The Board of Directors has determined that each member of the Governance Committee is independent under applicable NYSE listing standards and SEC rules. The Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website. The Governance Committee’s principal responsibilities include: (i) identifying and evaluating individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) selecting or recommending that the Board select the director nominees to stand for election by the stockholders or to fill vacancies on the Board and board committee memberships; (iii) developing and ensuring compliance with corporate governance principles and practices applicable to the Company; (iv) reviewing our legal compliance and ethics programs and policies; (v) reviewing and recommending to the full Board director compensation, as well as indemnification and insurance matters; and (vi) overseeing the annual performance evaluation of the Board and its committees.
Nomination of Directors
It is the policy of the Governance Committee and the Board to consider director candidates recommended by the stockholders. The Governance Committee will evaluate candidates recommended for director by the stockholders using the same criteria that it uses in evaluating any other candidate. The procedures for a stockholder to nominate director candidates are described below under “Stockholder Nominations.” In addition to nominees recommended by the stockholders, the Governance Committee will consider candidates recommended by management, members of the Board, search firms, and other sources as necessary.
In identifying and evaluating nominees for director, the Governance Committee takes into account the applicable requirements for directors under the Exchange Act and the NYSE listing rules. In addition, the Governance Committee considers other criteria it deems appropriate and which may vary over time depending on the Board’s needs, including criteria such as automotive or manufacturing industry experience, general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint, and willingness to devote adequate time to Board duties. In 2016, the Board, upon the recommendation of the Governance Committee, amended the Company’s Governance Guidelines to require that the potential pool of Board candidates reflects diversity in gender, race, ethnic background, country of citizenship, and professional experience.
Stockholder Nominations
The Governance Committee will consider director candidates recommended by the stockholders. The Company’s By-Laws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the Governance Committee in care of the secretary at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375 in accordance with the procedures and deadlines outlined under “Submitting Stockholder Proposals and Nominations for the 2018 Annual Meeting.” The secretary must receive the notice of a stockholder’s intention to introduce a nomination at an annual stockholder meeting:

•
Not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of the stockholders; or

•
If the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

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The By-Laws also provide, among other things, that the stockholder nomination notice must contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as director if elected).
Other Matters Concerning Directors, Nominees and Executive Officers
SEC regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors, nominees for director or executive officers of the Company or companies of which a director, nominee for director or executive officer was an executive officer at the time of filing. Mr. Keith D. Stephenson served as an executive officer of the Company at the time the Company filed for protection under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in August 2009. Mr. Remenar, nominee for director, was an executive officer of Chassix Inc. approximately nine months before Chassix Inc. filed for protection under Chapter 11 in March 2015.
Communications with the Board of Directors
The Board has established procedures for the stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the lead director or the non-employee or independent members of the Board to their attention at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the lead director or non-employee or independent members of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business, or communications that relate to improper or irrelevant topics.

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Executive Officers

Set forth below is certain information with respect to the current executive officers of the Company.

Name	Age	Position
Jeffrey S. Edwards	54	Chairman and Chief Executive Officer
Matthew W. Hardt	49	Executive Vice President and Chief Financial Officer
Keith D. Stephenson	56	Executive Vice President and Chief Operating Officer
Juan Fernando de Miguel Posada	59	Senior Vice President and President, Europe and South America
Song Min Lee	57	Senior Vice President and President, Asia
D. William Pumphrey, Jr.	57	Senior Vice President and President, North America
Aleksandra A. Miziolek	60	Senior Vice President, General Counsel and Secretary
Larry E. Ott	57	Senior Vice President and Chief Human Resources Officer
Jonathan P. Banas	46	Vice President, Controller and Chief Accounting Officer
Sharon S. Wenzl	58	Senior Vice President, Corporate Communications and Community Affairs

Jeffrey S. Edwards is our chairman and chief executive officer, a position he has held since May 2013, previously serving as chief executive officer and member of the Board of Directors of the Company since October 2012. Prior to joining the Company, Mr. Edwards gained more than 28 years of automotive industry experience through various positions of increasing responsibility at Johnson Controls, Inc. He led the Automotive Experience Asia Group, serving as corporate vice president, group vice president and general manager from 2004 to 2012. Prior to this, he served as group vice president and general manager for Automotive Experience North America from 2002 to 2004. Mr. Edwards completed an executive training program at INSEAD and earned a Bachelor of Science from Clarion University. Mr. Edwards is a member of the Executive Committee of the National Association of Manufacturers and a member of its board of directors since April 2013. He has also served on the board of directors of Standex International Corp. since October 2014.

Matthew W. Hardt is our executive vice president and chief financial officer, a position he has held since March 2015. Prior to joining the Company, Mr. Hardt served as senior vice president, finance, Industrial Solutions from 2012 to 2014 and Consumer and Industrial Solutions from 2010 to 2012 at TE Connectivity LTD (previously Tyco Electronics). Mr. Hardt served as vice president, finance, for TE Connectivity LTD’s Specialty Products Group from 2009 to 2010. He previously served in multiple finance and audit roles of increasing responsibility at General Electric Co., including chief financial officer for a number of the company’s global divisions. Mr. Hardt earned a Bachelor of Science in Finance from Siena College.

Keith D. Stephenson is our executive vice president and chief operating officer, a position he has held since January 2014, previously serving as chief operating officer since December 2010. He served as president, International, from March 2009 to December 2010. He served as president, Global Body & Chassis Systems, from June 2007 to March 2009. Mr. Stephenson was chief development officer at Boler Company from January 2004 until October 2006. From 1985 to January 2004, he held various senior positions at Hendrickson, a division of Boler Company, including president of International Operations, senior vice president of Global Business Operations and president of the Truck Systems Group. Mr. Stephenson earned his Bachelor of Arts in Business Administration from North Central College.

Juan Fernando de Miguel Posada is our senior vice president and president, Europe and South America, a position he has held since January 2014, previously serving as president, Europe, since March 2013. Mr. de Miguel served as Western European chief executive officer of Avincis Emergency Services from September 2012 until joining the Company. From May 2011 to September 2012, he served as consulting president for Europe for Argo Consulting. Mr. de Miguel served as managing director of the Paper Division of SAICA in Spain from 2009 to 2011. From 2007 to 2009, he served as president of the Protective Packaging division of Pregis in Belgium. Mr. de Miguel served as senior vice president of Northern Europe for Alstom Transport in France from 2006 to 2007. Previously, Mr. de Miguel held numerous senior level positions at Johnson Controls, Inc., beginning in 1988 and ultimately serving as group vice president and general manager, Electronics, Europe and International. Mr. de Miguel received an electrical engineering degree and a Masters in Industrial Engineering from Universidad Politecnica de Barcelona, as well as an Executive Master in Business Administration from the IESE Business School - University of Navarra in Spain.

Song Min Lee is our senior vice president and president, Asia Pacific, a position he has held since January 2014, previously serving as president, Asia Pacific, since January 2013. Prior to joining the Company, Mr. Lee served as vice president and general manager of Johnson Controls, Inc., from 2007 to 2012. From 2006 to 2007, Mr. Lee served as vice president and

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president, Korea, for Autoliv, Inc. Mr. Lee served as plant manager for Lear Corporation from 2004 to 2006 and held various engineering positions at Ford Motor Company from 1994 to 2004. Mr. Lee completed the Advanced Management Program at Seoul National University. Mr. Lee also earned a Master of Science in Management Technology from Rensselaer Polytechnic Institute and a Bachelor of Science in Chemistry from Washburn University.

D. William Pumphrey, Jr., is our senior vice president and president, North America, a position he has held since January 2014, previously serving as president, North America, since August 2011. Mr. Pumphrey served as president, Americas for Tower Automotive from 2008 through August 2011. From 2005 to 2008, he served as president of Tower’s North America operations. From 1999 to 2004, Mr. Pumphrey held various positions at Lear Corporation in Southfield, Michigan, ultimately serving as president of the company’s Asia Pacific operations. Mr. Pumphrey earned a Master of Business Administration from the University of Michigan and a Bachelor of Arts from Kenyon College.

Aleksandra A. Miziolek is our senior vice president, general counsel and secretary, a position she has held since February 2014. From 2010 to January 2014, Ms. Miziolek was the director of the Automotive Industry Group of Dykema Gossett, PLLC, a national law firm. From 2003 to 2010, Ms. Miziolek served on Dykema’s Executive Board and as the director of its Business Services Department. Ms. Miziolek joined Dykema in 1982 after serving as a law clerk for the Honorable James P. Churchill in the U.S. District Court, Eastern District of Michigan, Southern Division. Ms. Miziolek received her Juris Doctor from Wayne State University Law School.

Larry E. Ott is our senior vice president and chief human resources officer, a position he has held since January 2014, previously serving as vice president, global human resources, since August 2013. Prior to joining the Company, Mr. Ott served as senior vice president, human resources, for Meritor, Inc., from 2010 until 2013. Prior to this, he held a similar position at Ally Financial Inc. from 2006 until July 2010. Mr. Ott spent 20 years at General Motors in a variety of progressive human resources functions. Mr. Ott earned a Master of Business Administration with a concentration in Organizational Behavior and Industrial Relations from the University of Michigan and a Bachelor of Science in Business Administration and English from the University of Wisconsin at Stevens Point.

Jonathan P. Banas is our vice president, controller and chief accounting officer, a position he has held since September 2015. Prior to joining the Company, Mr. Banas served as director, Financial Reporting, of ZF TRW Automotive Holdings Corp. (formerly TRW Automotive Holdings Corp.) from 2010 to 2015. Prior to this role, Mr. Banas served as senior manager of Financial Planning and Analysis from 2007 to 2010 and of Financial Reporting and Technical Accounting from 2004 to 2007 at TRW Automotive Holdings Corp. Previously, Mr. Banas held corporate accounting and financial reporting roles with Hayes Lemmerz International, Inc., from 2003 to 2004, was president of 664 Consulting Group, PC, from 2000 to 2003 and was manager, Audit and Assurance, at KPMG LLP from 1994 to 1999. Mr. Banas is a certified public accountant and earned a Master of Business Administration with a concentration in Finance and Accounting from the University of Michigan and a Bachelor of Business Administration in Accounting from Wayne State University.

Sharon S. Wenzl is our senior vice president, Corporate Communications and Community Affairs, a position she has held since January 2016. Previously, she was vice president, Corporate Communications, a position she held since joining the Company in 2007. Prior to joining Cooper Standard, from 2006 to 2007, Ms. Wenzl was the principal/owner of Laramie Group. From 2004 to 2006, she served as senior vice president, Global Human Resources and Communications, for Tower Automotive. From 1990 to 2004, she held various positions of increasing responsibility at Freudenberg-NOK, most recently serving as vice president, Human Resources and Corporate Relations. Ms. Wenzl earned a Bachelor of Arts in Communications from Michigan State University and a Master of Arts in Communications from Eastern Michigan University. She also attended Boston University’s Public Communications Institute as part of her post-graduate work.

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Director Compensation
Summary of Compensation
Members of the Board of Directors who are not Cooper Standard employees receive an annual cash fee of $80,000 and, if they chair a committee, an additional fee of $10,000 per year. The lead director receives an additional fee of $20,000 per year, less any amount the Lead Director may receive in fees as chair of a committee. Non-employee directors are also eligible to receive equity grants under the 2011 Plan. In 2016, the value of the equity awards granted to non-employee directors was approximately equal in value to 125% of the annual base director fee.
The following table sets forth information regarding the compensation received by each non-employee director during the year ended December 31, 2016.

Name (a)	Fees Earned or Paid in Cash (b)		Stock Awards (c)[1]	Option Awards ($) (d)[2]	All Other Compensation ($) (g)	Total (h)
Glenn R. August	$90,000	[3]	$106,785	—	—	$196,785
Sean O. Mahoney	$80,000		$106,785	—	—	$186,785
David J. Mastrocola	$98,750	[4]	$106,785	—	—	$205,535
Justin E. Mirro	$80,000		$106,785	—	—	$186,785
Robert J. Remenar	$80,000		$106,785	—	—	$186,785
Sonya F. Sepahban	$49,451	[5]	$106,785	—	—	$156,236
Thomas W. Sidlik	$90,000	[6]	$106,785	—	—	$196,785
Stephen A. Van Oss	$90,000	[7]	$106,785	—	—	$196,785

[1]
The amount shown in column (c) represents the grant-date fair value of 1,256 time-vested RSUs granted to each of the non-employee directors who were directors on the grant date, May 19, 2016, under the Company’s 2011 Plan. These RSUs will vest, assuming continued service as a director, on the earlier of the first annual stockholder meeting after the grant date or May 19, 2017. Each RSU represents a contingent right to receive, at the Company’s option, either one share of common stock or the cash equivalent upon satisfaction of the vesting requirements. Under the Cooper-Standard Holdings Inc. Deferred Compensation Plan for Non-Employee Directors, the directors may make an irrevocable election to defer their RSU awards. For 2016, Messrs. August, Mahoney, Mastrocola, Sidlik, and Van Oss each deferred their 2016 RSU awards.

[2]
As of December 31, 2016, the Company’s non-employee directors had option awards outstanding as follows: for each of Messrs. Mastrocola and Van Oss, options to purchase 9,731 shares of the Company’s common stock at an exercise price of $25.52 per share.

[3]	Represents Mr. August’s annual outside director fee plus $10,000 for his services as the chairman of the Compensation Committee. Mr. August’s director fee was paid to Oak Hill Advisors, LP.

[4]
In addition to his annual outside director fee, Mr. Mastrocola received $18,750 for his services as the lead director. The lead director fee increased from $15,000 to $20,000 on May 19, 2016; therefore, $15,000 was prorated from January 1, 2016, to May 18, 2016, and $20,000 was prorated from May 19, 2016, through December 31, 2016.

[5]	Ms. Sepahban became a director on May 19, 2016, thus her outside director fee was prorated from May 19, 2016, through December 31, 2016.

[6]	Represents Mr. Sidlik’s annual outside director fee plus $10,000 for his service as the chairman of the Governance Committee.

[7]	Represents Mr. Van Oss’s outside director fee plus $10,000 for his service as the chairman of the Audit Committee.
Stock Ownership Policy for Non-Employee Directors
To align the interests of our non-employee directors with the interests of our stockholders, the Board has a policy requiring that non-employee directors achieve a level of ownership of our common stock equal to five times their base annual director fee. Under this policy, non-employee directors are required to hold 75% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach their applicable stock ownership level.

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Stock Ownership and Related Stockholder Matters
Ownership of Certain Beneficial Owners and Management
The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of the dates indicated in the footnotes and (ii) (A) each of our directors, (B) each named executive officer, and (C) all directors and executive officers as a group, each as of March 17, 2017. Unless otherwise indicated, the address of each beneficial owner is c/o Cooper-Standard Holdings Inc., 39550 Orchard Hill Place, Novi, Michigan 48375.
TABLE OF STOCK OWNERSHIP

	Number of Shares of Common Stock Beneficially Owned[1]		Percentage of Common Stock Beneficially Owned
Significant Owners
BlackRock, Inc.	1,954,412	[2]	11.0%
The Vanguard Group	1,838,780	[3]	10.4%
Silver Point Capital L.P.	1,810,013	[4]	10.2%
Named Executive Officers and Directors
Juan Fernando de Miguel Posada	17,418	[5]	*
Jeffrey S. Edwards	174,396	[6]	*
Matthew W. Hardt	6,200	[7]	*
Song Min Lee	17,292	[8]	*
Keith D. Stephenson	119,899	[9]	*
Glenn R. August	—	[10]	*
Sean O. Mahoney	—		*
David J. Mastrocola	17,846	[11]	*
Justin E. Mirro	3,285	[12]	*
Robert J. Remenar	2,106	[13]	*
Sonya F. Sepahban	—		*
Thomas W. Sidlik	4,750	[14]	*
Stephen A. Van Oss	17,846	[15]	*
Directors and executive officers as a group (18 persons)	489,928		1.1%

*	Less than 1%

[1]
SEC rules require that the Company disclose beneficial ownership percentages calculated in the manner prescribed by Rule 13d-3 under the Exchange Act. Under Rule 13d-3, shares of common stock that may be acquired within 60 days are deemed to be beneficially owned. Percentage ownership of the common stock under Rule 13d-3 is based on the assumption that the person or entity whose ownership is being reported has converted all instruments held by such person or entity convertible into common stock within 60 days, but that no other holder of such convertible instruments has done so. Therefore, the percentage ownership set forth in this column assumes that the person or entity whose ownership is reported has exercised all options or warrants to purchase our common stock, but that no other person or entity has done so. Percentages are based upon 17,764,532 shares of common stock outstanding as of March 17, 2017.

[2]
Based solely on the Schedule 13G/A filed with the SEC on January 12, 2017. BlackRock, Inc., reported being the beneficial holder 1,954,412 shares of common stock as of December 31, 2016. BlackRock, Inc. has the sole power to vote 1,914,209 shares of common stock and the sole power to dispose of 1,954,412 shares of common stock. The address for BlackRock, Inc., is 55 East 52nd Street, New York, New York 10055.

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[3]
Based solely on a Schedule 13G/A filed with the SEC on January 10, 2017. By virtue of acting as an investment advisor, The Vanguard Group reported being the beneficial owner of 1,838,780 shares of common stock as of December 31, 2016. Out of the 1,838,780 shares reported, (i) The Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 28,842 shares as a result of its serving as investment manager of collective trust accounts; and (ii) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 1,349 shares of the outstanding common stock of the Company as a result of its serving as investment manager of Australian investment offerings. As of December 31, 2016, The Vanguard Group had the sole power to vote 29,541 shares; the sole power to dispose of 1,809,288 shares; the shared power to vote 650 shares; and the shared power to dispose of 29,492 shares of common stock of Cooper-Standard Holdings Inc. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

[4]
Based solely on the Schedule 13G/A filed with the SEC on February 14, 2017, and the Form 4s filed with the SEC on February 14 and 22, 2017, and March 3, 8, 14, and 17, 2017; and a Form 5 filed on behalf of Edward A. Mulé on February 14, 2017. As of March 17, 2017: Silver Point Capital, L.P., had sole voting and dispositive power with respect to 1,710,013 shares of common stock; Edward A. Mulé had sole voting and dispositive power with respect to 100,000 shares of common stock and shared voting and dispositive power with respect to 1,810,015 shares of common stock; and Robert J. O’Shea had shared voting and dispositive power with respect to 1,710,013 shares of common stock. The address for Silver Point Capital, L.P. is Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830.

Silver Point Capital, L.P. (“Silver Point”) is the investment manager of Silver Point Capital Fund, L.P., (the "Fund") and Silver Point Capital Offshore Fund, Ltd., (“the “Offshore Fund”) and by virtue of such status may be deemed to be the beneficial owner of the securities held by the Fund and the Offshore Fund. Silver Point Capital Management, LLC, (“Management”) is the general partner of Silver Point and as a result may be deemed to be the beneficial owner of the securities held by the Fund and the Offshore Fund. Each of Messrs. Edward A. Mulé and Robert J. O’Shea is a member of Management and has voting and investment power with respect to the securities held by the Fund and the Offshore Fund and may be deemed to be a beneficial owner of the securities held by the Fund and the Offshore Fund. Edward A. Mulé has sole voting and investment power over the securities owned by Mulé Associates, LLC, ("Associates") and may be deemed the beneficial owner of the securities held by Associates.

[5]
Includes 5,718 shares of common stock and 11,700 shares of common stock underlying stock options. Not included are 2,400 RSUs granted to Mr. de Miguel on March 20, 2014, under the 2011 Plan. Each RSU represents a contingent right to receive, at the issuer’s option, either one share of common stock or the cash equivalent upon satisfaction of the vesting requirements on March 20, 2017.

[6]
Includes 52,206 shares of common stock and 122,190 shares of common stock underlying stock options. Not included are 6,600 RSUs granted to Mr. Edwards on March 20, 2014, under the 2011 Plan. Each RSU represents a contingent right to receive, at the issuer’s option, either one share of common stock or the cash equivalent upon satisfaction of the vesting requirements on March 20, 2017.

[7]	Represents shares of common stock underlying stock options.

[8]
Represents 13,697 shares of common stock and 3,600 shares of common stock underlying stock options. Not included are 3,600 RSUs granted to Mr. Lee on March 20, 2014, under the 2011 Plan. Each RSU represents a contingent right to receive, at the issuer’s option, either one share of common stock or the cash equivalent upon satisfaction of the vesting requirements on March 20, 2017.

[9]
Includes 75,641 shares of common stock; 2,753 shares of common stock in respect of warrants; 37,133 shares of common stock underlying stock options; and 4,372 shares of common stock underlying warrant options. Not included are 3,700 RSUs granted to Mr. Stephenson on March 20, 2014, under the 2011 Plan. Each RSU represents a contingent right to receive, at the issuer’s option, either one share of common stock or the cash equivalent upon satisfaction of the vesting requirements on March 20, 2017.

[10]
Information was provided by Mr. August in Supplement B to the Company's Questionnaire for Directors and Officers. Mr. August has overall management responsibility for Oak Hill Advisors, L.P., ("Oak Hill") and as of January 30, 2017, certain investment funds managed by Mr. August held 58,107 shares of the Company's common stock. Mr. August has a pecuniary interest in the investment funds that he manages. Mr. August disclaims beneficial ownership of the foregoing securities except to the extent of his pecuniary interest in such securities. The address for Oak Hill Advisors, L.P., is 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

[11]	Includes 8,115 shares of common stock and 9,731 shares of common stock underlying stock options.

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[12]	Represents shares of common stock.

[13]	Represents shares of common stock.

[14]	Represents shares of common stock.

[15]	Includes 8,115 shares of common stock and 9,731 shares of common stock underlying stock options.
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about our equity compensation plans as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
	(a)[1]	(b)[2]	(c)
Equity compensation plans approved by security holders	1,230,554	$53.24	1,955,380
Equity compensation plans not approved by security holders	0	0	0
Total	1,230,554		1,955,380

1 Included in column (a) are restricted stock unit awards and cash-denominated and stock-settled performance-based awards converted to shares by dividing the accounting value of the award by the grant date stock price.
2 The weighted-average exercise price presented in column (b) does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards and cash-denominated and stock-settled performance-based awards, which have no exercise price.

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Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the key principles and material elements of the compensation programs applicable to our NEOs in 2016. The NEOs for 2016 are as follows:

Mr. Jeffrey Edwards	Chairman and Chief Executive Officer
Mr. Matthew Hardt	Executive Vice President and Chief Financial Officer
Mr. Keith Stephenson	Executive Vice President and Chief Operating Officer
Mr. Fernando de Miguel	Senior Vice President and President, Europe and South America
Mr. Song Min Lee	Senior Vice President and President, Asia Pacific
Executive Summary
Cooper Standard reported record results in 2016. In particular, for the full year 2016, we earned net income of $139.0 million, an increase of 24.2% over 2015, on sales of $3.47 billion. Our adjusted EBITDA* (as defined in our Annual Incentive Award section) was $416.7 million compared to $365.3 million in 2015. Our operating cash flow (as defined in our Annual Incentive Award section) exceeded the superior achievement level. We exceeded the adjusted EBITDA and operating cash flow 2016 performance goals established for determining annual incentive bonuses. As more fully described below, this resulted in annual incentive payments to our NEOs of 153.8% of target. With respect to the Long-Term Incentive Plan awards for the performance period ending December 31, 2016, our return on invested capital over the three year period ending December 31, 2016 resulted in an earnout of 82.5% of target.
* For a reconciliation of adjusted EBITDA from net income, which is the most comparable financial measure in accordance with U.S. GAAP, please see Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures section on pages 33-34 in our annual report on Form 10-K for the period ending December 31, 2016.
Compensation Philosophy and Objectives
Our compensation programs are designed to:

•	Link executive compensation to Company performance;

•	Help us attract and retain a highly qualified executive leadership team;

•	Align the interests of executives with those of our stockholders;

•	Focus our leadership team on increasing profitability, cash flow, and return on invested capital; and

•	Motivate our leadership team to execute our long-term growth strategy while delivering consistently strong financial results.
To help achieve these goals, we believe compensation for executive officers should include the following components:

•	Base salary;

•	Annual performance-based incentives;

•	Long-term equity and performance-based incentives;

•	Regular and change of control termination benefits; and

•	Competitive health, welfare, and retirement benefits.
The Compensation Committee regularly reviews these components and evaluates each in connection with furthering our compensation philosophy and objectives. To assist with determining appropriate target compensation levels and components, the Compensation Committee reviews market data and best practices, including benchmarking our target compensation to that provided to similarly-situated executives at our peer group companies as discussed below. The Compensation Committee generally targets compensation for our NEOs at approximately the 50th percentile among the peer group companies, recognizing that actual compensation levels will fluctuate above or below median levels depending on our performance. In addition, target compensation for specific executives can be above or below the market median based on the individual’s importance to the organization, the difficulty and cost of replacement, the expected future contribution to the organization, tenure at current position, and skill set relative to the external marketplace.
We are committed to sound and effective pay practices. As such, we have adopted the following:

•	Independent compensation consultant for the Compensation Committee;

•	Annual benchmarking using general industry surveys and a peer group proxy analysis;

•	Majority of target total compensation is performance-based;

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•	Balanced mix of performance measures aligned with long-term strategy;

•	Clawback policy;

•	Anti-hedging and anti-pledging policy; and

•	Stock ownership guidelines.
Processes Relating to Executive Compensation
The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our NEOs and overseeing our compensation plans, policies, and benefit programs. Our human resources team supports the Compensation Committee in its work. In evaluating and determining target compensation levels for our NEOs, the Compensation Committee relies on data received from the independent compensation consultant and the chief human resources officer, as well as recommendations from the CEO. The Compensation Committee, following discussions with the CEO, meets privately and determines the salary and target incentive compensation of the CEO and the other NEOs. Executives whose compensation is under consideration are not present during the Compensation Committee’s review meetings, and neither the CEO nor management has any input into the compensation decisions for the CEO. The considerations, criteria and procedures applicable to these determinations are discussed more fully under “Executive Compensation Components.”
Executive Compensation Review for 2016
As discussed above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. FW Cook has served as the Compensation Committee’s independent consultant since 2013. As part of its engagement, FW Cook benchmarked the target compensation levels of our NEOs in order to assess the competitiveness of our executive compensation programs in the markets in which we compete for talent, focusing in particular on base salaries, target annual incentive opportunities and long-term incentive opportunities. FW Cook compared our programs in these areas to a peer group comprised of 16 publicly-traded automotive suppliers with 2015 annual revenues between $0.7 billion and $8.2 billion and with median revenues of $3.1 billion. FW Cook supplemented its analysis of peer group proxy data with general industry survey data, which was adjusted to reflect the revenue responsibility of each executive. The peer group was reviewed by the Compensation Committee, and no changes were made for 2016.
The 2016 peer group companies are:

• Accuride Corp.	• Martinrea International Inc.	• Tenneco Inc.
• American Axle & Mfg. Holdings, Inc.	• Meritor, Inc.	• Tower International, Inc.
• Dana Holding Corporation	• Modine Manufacturing Co.	• Visteon Corp.
• Drew Industries, Inc.	• Remy International, Inc.	• WABCO Holdings Inc.
• Federal-Mogul Holdings Corporation	• Stoneridge, Inc.
• Harman International Industries, Inc.	• Superior Industries International, Inc.
Based on its fall 2015 analysis (which was used to inform target Total Direct Compensation (“TDC”) changes for 2016), FW Cook concluded that base salaries for our NEOs were generally within or above the median and within the competitive range. The competitiveness of target bonus opportunities varies by executive. All executives had target cash compensation at or above the median with the exception of the CEO and CFO, who were positioned at 85% and 73% of the survey median, respectively. Relative to survey data, executive target TDC levels are 85% of the median, in the aggregate.
Apart from the work it performed for the Compensation Committee, FW Cook provided no other services to the Company. Accordingly, the Compensation Committee determined that the engagement of FW Cook in 2016 was appropriate and raised no conflict of interest.
Say-on-Pay Vote
Our last stockholder advisory vote on the compensation of our NEOs was held in May 2014. Our stockholders overwhelmingly approved the compensation of the NEOs as disclosed in the 2014 Proxy Statement, with approximately 99% of stockholder votes cast in favor of the say-on-pay advisory proposal. The Compensation Committee has determined that our executive compensation philosophy, compensation objectives, and compensation elements continue to be appropriate and did not make any material changes to our executive compensation program in response to the 2014 say-on-pay vote. This year we are holding a vote on both say-on-pay and say-when-on-pay. We continue to believe that our executive compensation program is tied to performance and aligns with stockholder interests. However, we believe that, going forward, conducting an advisory, non-binding vote on executive compensation on an annual basis is most appropriate.

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Executive Compensation Components
The following describes the components of our 2016 executive compensation program as approved by the Compensation Committee.
Base Salary
Our NEOs are paid a base salary that is determined prior to or early in each fiscal year or upon changes in roles or positions within the Company. The Compensation Committee determines the CEO’s base salary and, taking into account recommendations from the CEO, the salaries of the other NEOs. Generally, our practice is to pay base salaries that are competitive in the markets in which we compete for talent and commensurate with the responsibilities and contributions of each executive. Based upon the Compensation Committee’s evaluation of data supplied by FW Cook, NEOs received salary increases averaging 5.6%, as follows:

	2015 Base Salary	2016 Base Salary	Increase
Mr. Edwards	$850,000	$900,000	5.9%
Mr. Hardt	$400,000	$425,000	6.3%
Mr. Stephenson	$628,000	$659,000	4.9%
Mr. de Miguel	€449,000	€487,000	8.5%
Mr. Lee	$530,000	$546,000	3.0%

Annual Incentive Award
Prior to or early in each fiscal year, the Compensation Committee determines target annual incentive opportunities payable to the NEOs upon the achievement of performance targets approved by the Compensation Committee for the year. Target annual incentives for 2016 were split into two distinct components such that 60% of the incentive was based on the achievement of an adjusted EBITDA (as defined below) performance goal and the remaining 40% was based on the achievement of an operating cash flow (as defined below) performance goal.
Adjusted EBITDA and operating cash flow are deemed by the Compensation Committee to be appropriate objective measurements of the financial performance of the Company because they are indicators of our strategy to achieve sustained profitable growth and align executive compensation with the interests of our stockholders over the long term.
The annual incentive award program (the “AIP”) is designed to focus our executive leadership team on the achievement of strong financial performance over a one-year period. The Compensation Committee establishes a “threshold” or minimum performance goal, the achievement of which entitles NEOs to an annual incentive payment equal to 50% of target for each performance metric. No annual incentive award is payable on either metric if the Company fails to meet the corresponding threshold performance goal. The Compensation Committee also sets a “superior performance” level, the achievement of which entitles NEOs to a maximum annual incentive payment equal to 200% of the target amounts (on each metric). The superior performance level represents a goal deemed difficult to achieve at the beginning of the year based on the assumptions underlying our business plan. Actual annual incentive payments are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior.” In the first quarter following the end of the fiscal year to which an annual incentive award applies, the Compensation Committee determines whether, and to what extent, the applicable performance targets were achieved based on our financial results for the fiscal year. With respect to NEOs, the calculated payout may be subject to downward adjustment of up to 100% at the discretion of the Compensation Committee.
For 2016, the Compensation Committee established target awards under the AIP for each NEO based on a percentage of base salary as follows: 110% for Mr. Edwards, 75% for Mr. Stephenson, 70% for Mr. Hardt, and 65% for Messrs. de Miguel and Lee. The target award amounts did not change from 2015 except for Mr. Hardt, whose target award increased from 65% of base salary. The Compensation Committee set Adjusted EBITDA and operating cash flow performance targets applicable to the Company as a whole in accordance with our 2016 business plan as approved by the Board of Directors, as follows:

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2016 Achievement Level	Adjusted EBITDA[1] 60% (000)	Award Payout as % of Award Target
Below Threshold	Below $340,000	0%
Threshold (85% of target performance)	$340,000	50%
Target	$400,000	100%
Superior (115% of target performance)	$460,000	200%

[1]
Adjusted EBITDA is not a measure recognized under U.S. GAAP and is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain items that management does not consider to be reflective of the Company's core operating performance.

2016 Achievement Level	Operating Cash Flow[2] 40% (000)	Award Payout as % of Award Target
Below Threshold	Below $93,600	0%
Threshold (80% of target performance)	$93,600	50%
Target	$117,000	100%
Superior (120% of target performance)	$140,400	200%

[2]
Operating cash flow is not a measure recognized under U.S. GAAP and is defined as adjusted EBITDA minus cash taxes, capital expenditures (accrual methodology) and a five point quarterly average change to working capital.

In 2016, for purposes of the AIP, our adjusted EBITDA was $416.7 million and operating cash flow was $190.0 million, resulting in unweighted payouts of 127.8% and 200% of target for each metric This performance achievement resulted in a payout of 156.7% of target on a weighted basis, which was adjusted per management discretion to 153.8%. This performance resulted in cash AIP award payments to our NEOs as follows:

	2016 Year- End Base Salary	Target Bonus	Achievement Factor as a Percent of Target Award	2016 Amount Earned under AIP
Mr. Edwards	$900,000	110%	153.8%	$1,522,620
Mr. Hardt	$425,000	70%	153.8%	$457,555
Mr. Stephenson	$659,000	75%	153.8%	$760,157
Mr. de Miguel	€487,000	65%	153.8%	€486,854
Mr. Lee	$546,000	65%	153.8%	$545,836

Long-Term Incentive Compensation
2016 Long-Term Incentive Program
The 2011 Plan authorizes the Compensation Committee to award stock options, stock appreciation rights, shares of common stock, restricted stock, RSUs, incentive awards, and certain other types of awards to our key employees and directors. Except in the case of newly hired or promoted executives, it has been the practice of the Compensation Committee to grant incentive awards under the 2011 Plan, including equity-based incentive awards, during the first quarter of the calendar year so that all or most elements of executive compensation can be considered in a coordinated, comprehensive manner.
For 2016, the Compensation Committee, following consultation with FW Cook, determined that equity-based awards to our NEOs should have a value generally aligned with the market median total long-term incentive awards granted to executives in comparable positions. The equity-based awards we granted in 2016 consisted of options to purchase shares of our common stock, time-vested RSUs, and performance-based RSUs (“Performance RSUs”). The percentage mix of the three Long-Term Incentive Program (“LTIP”) vehicles granted in 2016 (on a value basis) was approximately 50%, 30%, and 20% for Performance RSUs, stock options, and time-vested RSUs, respectively. The value of the 2016 equity-based awards along with the number of shares and options granted are as follows:

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		Number of Shares
	2016 LTIP Grant Value	Performance RSUs at Target	Stock Options	Time Vested RSUs
Mr. Edwards	$2,450,000	18,100	35,200	7,200
Mr. Hardt	$550,000	4,100	7,900	1,600
Mr. Stephenson	$1,121,000	8,300	16,100	3,300
Mr. de Miguel	$733,000	5,400	10,500	2,200
Mr. Lee	$675,000	5,000	9,700	2,000

2016 Performance-Based Restricted Stock Units
For 2016, we granted a target number of Performance RSUs to our NEOs under the 2011 Plan. The Performance RSUs cliff vest after three years if we achieve certain established performance goals and if the NEO remains in our employ until December 31, 2018. If the Company’s return on invested capital ("ROIC") for the 3-year performance period ending December 31, 2018, is 13.5%, the number of Performance RSUs will vest at the target level. If ROIC is 10.8% (80% of the target performance goal), then one half of the Performance RSUs will vest. If ROIC is 16.2% (120% of the target performance goal), then two times the number of Performance RSUs will vest. Achievement of the performance goal between threshold and target, and between target and superior will be linearly interpolated. Performance RSUs that vest will be settled 50% in cash and 50% in shares of our common stock.
Following its review of the benchmarking analysis by FW Cook, the Compensation Committee determined that the value of the Performance RSUs granted in 2016 should continue to constitute approximately 50% of the total value of each NEO’s long-term incentive opportunity. Because the value of Performance RSUs increases with the increase in the price of our common stock, we believe Performance RSUs align the interests of our NEOs with those of our stockholders. In addition, the use of a return-on-invested-capital performance goal introduces a capital efficiency metric to our incentive program and further emphasizes the importance of our long-term performance.
2016 Stock Option Awards
For 2016, we granted non-qualified stock options to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. The options granted in 2016 vest ratably over a three-year period and expire on the tenth anniversary of the grant date or earlier upon certain terminations. Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of stock options granted in 2016 should continue to constitute approximately 30% of the total value of the annual long-term incentive awards granted. We believe that the use of stock options as a component of compensation is an effective way of aligning the interests of our executives with those of our stockholders, as the intrinsic value of stock options is dependent upon increases in the price of our common stock.
2016 Time-Vested Restricted Stock Unit Awards
For 2016, the Compensation Committee approved a grant of time-vested RSUs to our NEOs. The RSUs cliff vest after three years. Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of time-vested RSUs granted in 2016 should continue to constitute approximately 20% of the total value of the annual long-term incentive awards granted. We believe that the use of time-vested RSUs as a component of compensation helps retain executives and aligns the interests of our executives and stockholders, as the value of RSUs is directly linked to the price of our common stock.
Additional Performance-Based Awards Granted During 2016
In addition to the 2016 LTIP awards described above, the NEOs Messrs. Hardt, de Miguel and Lee received in July 2016 a grant of a cash-denominated and stock-settled performance-based awards to provide additional retentive value in light of the increasingly competitive talent market in the automotive industry. The award is denominated as a targeted dollar value that is payable in stock if the Company’s total shareholder return (change in stock price plus dividends) over the 3-year performance period from July 26, 2016, to July 26, 2019, is at or above the median of the companies in Cooper Standard’s 6-digit Global Industry Classification Standard (251010 - Automobiles and Components) with revenues and market capitalizations greater than $250 million. The earnout of the award is binary such that the targeted value of the award is earned or forfeited in its entirety based on achievement of the performance goal with no partial earnouts possible.
The targeted award value earned at the conclusion of the 3-year performance period, if any, will be settled in shares of the Company's stock at the end of the performance period, subject to continued service. As a result, the recipients do not also benefit from increases in the stock price during the performance period. The award will be forfeited for termination of

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employment for any reason during the 3-year award period, with the sole exception of “double-trigger” change-in-control vesting.
The table below shows the value to be paid at the conclusion of the 3-year award period if both performance and service conditions are satisfied (“Targeted Award Value”), the accounting value of the award at grant (“Grant Date Fair Value”), which reflects the reduced award value after accounting for probability of achievement of the performance goal and the accounting value when annualized over the 3-year award period (“Annualized Grant Date Fair Value of Award”). Neither Mr. Edwards nor Mr. Stephenson participated in this award.

	Targeted Award Value	Grant Date Fair Value	Annualized Grant Date Fair Value of Award
Mr. Edwards	N/A	N/A	N/A
Mr. Hardt	$500,000	$263,000	$87,667
Mr. Stephenson	N/A	N/A	N/A
Mr. de Miguel	$1,500,000	$789,000	$263,000
Mr. Lee	$1,500,000	$789,000	$263,000

Awards under the 2014 Performance-Based Restricted Stock Units
In 2014, the Compensation Committee granted performance-based RSUs for each of the NEOs who were employed by us at the time for the 3-year period ending December 31, 2016. Mr. Hardt commenced his employment with the Company after 2014 and did not receive awards under the LTIP pertaining to this period.
The LTIP awards for the 3-year performance period ending December 31, 2016, were based on the achievement of a target ROIC of 10% for the three-year performance period ending December 31, 2016, subject to continued service. Pursuant to the terms of the awards, payouts were to be determined as follows:

Achievement Level	3-Year Average Return on Invested Capital	Award Payout as % of Award Target
Below Threshold	Below 8%	0%
Threshold (80% of target performance)	8%	50%
Target	10%	100%
Superior (120% of target performance)	12%	200%
The actual return on invested capital of the Company for the performance period was 9.3%, which resulted in an earnout of 82.5% of target under the LTIP awards for the performance period ending December 31, 2016. These awards were settled 50% in shares of our common stock and 50% in cash. The table below presents target performance-based RSUs granted, the earnout factor and the resulting stock and cash payments.

2014-2016 Performance-Based RSU Payout

	Performance RSUs Granted	Earnout (% of Target)	Total RSUs Earned	Share Settled (50%)	Cash Settled (50%)
Mr. Edwards	16,600	82.5%	13,696	6,848	$736,023
Mr. Stephenson	9,300	82.5%	7,674	3,837	$412,401
Mr. de Miguel	6,100	82.5%	5,034	2,517	$270,527
Mr. Lee	5,600	82.5%	4,620	2,310	$248,279

Retirement Plan Benefits
Our NEOs, other than Mr. de Miguel, participate in a tax-qualified 401(k) retirement savings plan (the "CSA Savings Plan") and our nonqualified retirement plan. Benefits under these plans provide executives with an income source during their retirement years and reward executives for long service to the Company. Mr. Stephenson is also covered under our Qualified Defined Benefit Plan, which was frozen January 31, 2009. Mr. de Miguel, who is employed primarily in Germany, receives a percentage of his annual base salary as a defined contribution retirement benefit. We believe that our retirement plans are generally competitive in the automotive industry and assist the Company in attracting and retaining a high caliber executive

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leadership team. Please see the 2016 Pension Benefits table, the 2016 Nonqualified Deferred Compensation table, and the accompanying narratives for further information regarding our retirement plans.
Termination and Change of Control Benefits
One of our NEOs, Mr. Stephenson, receives certain benefits under his employment agreement upon certain termination events, including following a change of control of the Company. Messrs. Edwards, Lee, and Hardt, who do not have employment agreements, are entitled to such benefits through our Executive Severance Pay Plan. These benefits, described in detail under “Terms Applicable to Payments upon Termination of Employment,” are intended to ensure that the executive leadership team is able to objectively evaluate potential change of control transactions without the distraction of the potential impact such transactions may have on their employment.
Health Benefits
We provide our NEOs, other than Mr. de Miguel, with health and welfare benefits that are available to all of our salaried employees. Our plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long-term disability and life insurance, and other benefits depending on the needs of the participant and his or her dependents. These benefits help us remain competitive in attracting and retaining a high-caliber management team. Mr. de Miguel, who is employed primarily in Germany, is provided with health insurance comparable in value to that provided to the other NEOs under our plan.
Perquisites
Our executives are provided with a vehicle for business and personal use through a vehicle lease program or through a vehicle allowance. This program helps us to attract and retain a high-caliber management team in the very competitive automotive supplier industry. The value of this benefit is treated as ordinary income for tax purposes at the full extent of its value, and participants, including the NEOs, do not receive any full or partial tax “gross up” payments or similar compensation to cover this tax.
Relocation and Expatriate Benefits
Messrs. de Miguel and Lee commenced their employment with us in 2013 as presidents of our business units in the Europe and Asia Pacific regions, respectively. Mr. de Miguel is also the president of our South America business unit. In addition to the base salary and incentive compensation described above, Messrs. de Miguel and Lee receive certain relocation and expatriate benefits. Mr. de Miguel receives Company-leased housing at his assignment location and a monthly allowance for additional living expenses. Mr. Lee receives Company-leased housing at his assignment location and other amounts associated with his assignment, including a goods and services allowance. Mr. Lee’s expatriate benefits also include tax equalization payments and tax preparation services. We believe that these benefits are appropriate to attract highly qualified candidates for key international leadership positions in competitive markets for executive automotive talent.
Stock Ownership Policy
We require that certain of our officers achieve and maintain levels of ownership of our common stock. The levels are based on multiples of each officer’s base salary. Under our policy, officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. Only shares owned outright and time-vested RSUs count toward satisfaction of the guideline (time-vested RSUs are counted on an after-tax basis assuming a 35% tax rate for ease of administration). This policy is intended to align the interests of our key executives with the interests of our stockholders by maintaining a strong link between the Company’s long-term success and the ultimate compensation of key executives. The stock ownership levels are as follows:

Positions	Stock Ownership Level (Multiple of Base Salary)
Chief Executive Officer	6X
Chief Operating Officer; Chief Financial Officer	3X
Regional President; General Counsel; Chief Human Resources Officer	2X
Chief Accounting Officer; Communications and Community Affairs Officer; Other Officers	1X
All NEOs are in compliance at the required multiple of base salary or are retaining their acquired amounts until they reach the required multiple.

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Policy Concerning Transactions Involving Company Securities
We have a policy applicable to all directors, officers, and employees that prohibits certain transactions involving our stock, including engaging in short-term speculative transactions, such as hedging transactions and buying or selling put or call options, holding the Company’s securities in a margin account, pledging the Company’s securities as collateral for a loan, or engaging in short sales of the Company’s securities.
Clawback Policy
Cooper Standard has a compensation recovery (“clawback”) policy. The policy authorizes the Board to recoup incentive compensation paid to executive officers, including our NEOs, in the event the Company experiences a material financial restatement. Recoverable compensation is any cash or equity-based compensation for which the grant, payment, or vesting was predicated upon the achievement of financial results that were derived from financial statements that are required to be restated, except where such restatement is required due to changes in accounting rules or standards or changes in applicable law.

Compensation Committee Report
The Compensation Committee of the Board of Directors of Cooper-Standard Holdings Inc. oversees our executive compensation program. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and included in this Proxy Statement.
Compensation Committee
Glenn R. August, Chair
Robert J. Remenar
Sonya F. Sepahban
Stephen A. Van Oss

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Executive Compensation
Set forth below is information regarding compensation for services to the Company in all capacities of the following NEOs during the year ended December 31, 2016: (i) our current chief executive officer; (ii) our current chief financial officer; and (iii) the 3 most highly compensated executive officers other than the chief executive officer and chief financial officer who were serving as executive officers at December 31, 2016.
2016 SUMMARY COMPENSATION TABLE

Name and Principal Position[1]	Year	Salary[2]	Bonus	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Compensation[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6]	All Other Compensation		Total[7]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Jeffrey S. Edwards, Chairman and Chief Executive Officer	2016	$899,231	$0	$1,733,050	$711,040	$1,522,620	$0	$518,480	[8]	$5,384,421
	2015	$849,712	$0	$1,553,052	$671,803	$3,310,870	$0	$165,530		$6,550,967
	2014	$824,808	$0	$1,536,536	$667,986	$414,525	$0	$139,479		$3,583,334
Matthew W. Hardt, Executive Vice President and Chief Financial Officer	2016	$424,660	$0	$653,450	$159,580	$457,555	$0	$89,387	[9]	$1,784,632
	2015	$361,539	$0	$371,382	$160,611	$364,520	$0	$201,998		$1,460,050

Keith D. Stephenson, Executive Vice President and Chief Operating Officer	2016	$658,523	$0	$794,600	$325,220	$760,157	$1,251	$499,487	[10]	$3,039,238
	2015	$627,792	$0	$827,169	$359,216	$1,781,342	$45	$179,558		$3,775,122
	2014	$609,846	$0	$860,990	$374,826	$218,926	$2,766	$167,052		$2,234,406
Song Min Lee, Senior Vice President and President, Asia Pacific	2016	$545,754	$0	$1,268,500	$195,940	$545,836	$0	$563,697	[11]	$3,119,727
	2015	$529,539	$0	$495,176	$215,875	$1,158,678	$0	$705,261		$3,104,529
	2014	$514,885	$0	$516,594	$226,152	$231,883	$0	$652,020		$2,141,534
Fernando de Miguel, Senior Vice President and President, Europe and South America	2016	$512,448	$0	$1,309,600	$212,100	$512,294	$0	$225,373	[12]	$2,771,815
	2015	$487,907	$0	$540,192	$234,872	$1,153,527	$0	$226,350		$2,642,848
	2014	$498,942	$0	$562,955	$244,998	$149,791	$0	$248,614		$1,705,300

[1]
Compensation for Mr. de Miguel, a Germany-based employee, is delivered in Euro. In calculating the dollar equivalent for items that are not denominated in U.S. dollars, the Company converts compensation into dollars based on mid-market currency exchange rates in effect at year-end. For 2016, the currency conversion rate utilized equaled 1.0522549824.

[2]
Amounts shown reflect the NEO's annual base salary earned during the fiscal year, taking into account any increases in base salary during the course of the year, and are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary into the CSA Savings Plan for salaried U.S. employees. Increases in base salary, if any, for NEOs for the fiscal year were determined effective as of the beginning of the year.

[3]
The amounts shown in column (e) represent the aggregate grant-date fair value of time-vested RSUs, Performance RSUs, and a one-time cash denominated performance award that will be settled in stock for Messrs. Hardt, Lee, and de Miguel, which were granted under the 2011 Plan and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC Topic 718”). In the case of Performance RSUs, the amounts shown are based on the probable outcome of performance conditions at the time of the grant, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Edwards, $1,239,850; Mr. Hardt, $280,850; Mr. Stephenson, $568,550; Mr. Lee, $342,500; and Mr. de Miguel, $369,900. Assuming the highest level of performance is achieved for the Performance RSUs, the maximum value of these awards at the grant date would be as follows: Mr. Edwards, $2,479,700; Mr. Hardt, $561,700; Mr. Stephenson, $1,137,100; Mr. Lee, $685,000; and Mr. de Miguel, $739,800. In the case of the one-time cash denominated

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performance award that will be settled in stock, the amounts shown are fixed at the time of grant due to the market-based vesting condition tied to the award, consistent with the aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Hardt, $263,000; Mr. Lee, $789,000; and Mr. de Miguel, $789,000. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

[4]
The amounts shown in column (f) represent the aggregate grant-date fair value of stock option awards granted under the 2011 Plan and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

[5]	The amounts shown in column (g) represent the bonus payments for 2016 under the Company’s annual incentive award program.

[6]
The amount shown in column (h) represents for each NEO the sum of the aggregate annualized change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans (qualified and non-qualified, including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year. In addition, there were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified during the fiscal year for the NEOs.

[7]
The percentages of total compensation in 2016 that were attributable to base salary and total bonus (the amounts identified in columns (c) and (g)) were as follows: for Mr. Edwards, base salary 16.7%, bonus 28.3%; for Mr. Hardt, base salary 23.8%, bonus 25.6%; for Mr. Stephenson, base salary 21.68%, bonus 25.02%; Mr. Lee, base salary 17.5%, bonus 17.5%; and for Mr. de Miguel, base salary 18.49%, bonus 18.48%.

[8]
The amount shown in column (i) for Mr. Edwards represents Company contributions under the CSA Savings Plan ($21,200) and nonqualified Supplemental Executive Retirement Plan ($484,012); the cost of a Company-provided vehicle ($10,764); and life insurance premiums paid by the Company.

[9]
The amount shown in column (i) for Mr. Hardt represents Company contributions under the CSA Savings Plan ($18,550); nonqualified Supplemental Executive Retirement Plan ($64,314); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

[10]
The amount shown in column (i) for Mr. Stephenson represents Company contributions under the CSA Savings Plan ($21,200) and nonqualified Supplemental Executive Retirement Plan ($466,773); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

[11]
The amount shown in column (i) for Mr. Lee represents Company contributions under the CSA Savings Plan ($21,200) and nonqualified Supplemental Executive Retirement Plan ($183,332); the value of Company-paid costs associated with Mr. Lee’s expatriate assignment (totaling $356,321); and life insurance premiums paid by the Company. The expatriate benefits include a goods and services allowance ($41,991); housing costs ($72,042); the cost of a Company-provided vehicle; and tax preparation services. The expatriate benefits also include payment of Korean income and social taxes ($109,618) and a U.S. tax equalization payment ($132,000). The expatriate benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. Lee, as applicable.

[12]
The amount shown in column (i) for Mr. de Miguel represents Company contributions to a defined contribution pension scheme ($76,867); a monthly living allowance ($31,568); housing and relocation expenses associated with Mr. de Miguel living in Germany ($43,437); a tax gross-up associated with housing expenses and other benefits-in-kind ($42,559); the cost of a Company-provided vehicle ($16,796); and a monthly health insurance benefit allowance ($14,130). The benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. de Miguel, as applicable.

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2016 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding plan-based awards made to the NEOs during 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#/$)[1,2]			All Other Stock Awards: Number of Shares or Units of Stock	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)[3]	Grant-date fair value of Stock and Option Awards[4]
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Jeffrey S. Edwards	Annual Bonus[5]	1/1/2016	$198,000	$990,000	$1,980,000	—	—	—	—	—	—	—
	Options[6]	2/18/2016	—	—	—	—	—	—	—	35,200	$68.50	$711,040
	RSUs[7]	2/18/2016	—	—	—	—	—	—	7,200	—	—	$493,200
	Performance RSUs[8]	2/18/2016	—	—	—	9,050	18,100	36,200	—	—	—	$1,239,850
Matthew W. Hardt	Annual Bonus[5]	1/1/2016	$59,500	$297,500	$595,000	—	—	—	—	—	—	—
	Options[6]	2/18/2016	—	—	—	—	—	—	—	7,900	$68.5	$159,580
	RSUs[7]	2/18/2016	—	—	—	—	—	—	1,600	—	—	$109,600
	Performance RSUs[8]	2/18/2016	—	—	—	2,050	4,100	8,200	—	—	—	$280,850
	Performance Award[9]	7/26/2016	—	—	—	$500,000	$500,000	$500,000	—	—	—	$263,000
Keith D. Stephenson	Annual Bonus[5]	1/1/2016	$98,850	$494,250	$988,500	—	—	—	—	—	—	—
	Options[6]	2/18/2016	—	—	—	—	—	—	—	16,100	$68.50	$325,220
	RSUs[7]	2/18/2016	—	—	—	—	—	—	3,300	—	—	$226,050
	Performance RSUs[8]	2/18/2016	—	—	—	4,150	8,300	16,600	—	—	—	$568,550
Song Min Lee	Annual Bonus[5]	1/1/2016	$70,980	$354,900	$709,800	—	—	—	—	—	—	—
	Options[6]	2/18/2016	—	—	—	—	—	—	—	9,700	$68.50	$195,940
	RSUs[7]	2/18/2016	—	—	—	—	—	—	2,000	—	—	$137,000
	Performance RSUs[8]	2/18/2016	—	—	—	2,500	5,000	10,000	—	—	—	$342,500
	Performance Award[9]	7/26/2016	—	—	—	$1,500,000	$1,500,000	$1,500,000	—	—	—	$789,000
Fernando de Miguel	Annual Bonus[5]	1/1/2016	$66,618	$333,091	$666,182	—	—	—	—	—	—	—
	Options[6]	2/18/2016	—	—	—	—	—	—	—	10,500	$68.50	$212,100
	RSUs[7]	2/18/2016	—	—	—	—	—	—	2,200	—	—	$150,700
	Performance RSUs[8]	2/18/2016	—	—	—	2,700	5,400	10,800	—	—	—	$369,900
	Performance Award[9]	7/26/2016	—	—	—	$1,500,000	$1,500,000	$1,500,000	—	—	—	$789,000

[1]
The number of shares represents the range of potential payouts under the Performance RSUs granted under the 2011 Plan in 2016. The number of Performance RSUs that are earned, if any, will be based on performance for fiscal years 2016 to 2018 and will be determined after the end of fiscal year 2018.

[2]
The USD values represent the potential value of payout under the cash-denominated and stock-settled performance-based awards granted under the 2011 Plan in July 2016. If the relative total shareholder return performance metric is met and performance awards are earned at the end of the performance period on July 26, 2019, then the cash denominated award will be paid out in shares. The number of shares to pay out will be calculated by dividing the cash value of the award by the closing stock price on July 26, 2019.

[3]	Represents the exercise price of options granted under the 2011 Plan.

[4]
Represents the grant-date fair value of RSUs, Performance RSUs, and stock option awards and a one-time cash denominated performance award that will be settled in stock for Messrs. Hardt, Lee, and de Miguel granted under the 2011 Plan, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

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[5]
For 2016, the Compensation Committee approved target annual incentive awards under the AIP for executive officers and, as the basis for determining the entitlement of executives to actual payment of annual incentive awards, set Adjusted EBITDA and operating cash flow performance targets for the year in accordance with the Company’s 2016 business plan approved by the Company’s Board in December 2015. The determination of annual incentive award payments is described under “Annual Incentive Award” under the Executive Compensation Components section. The amounts set forth under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” reflects the possible payouts of cash annual incentive awards under the AIP. Amounts reported in the “Threshold” column assume that there is no payout under the Adjusted EBITDA performance metric and that the NEO only earns the minimum payout for the operating cash flow performance metric (the metric with the lower weighting). The amounts set forth in footnote 5 under column (g) of the Summary Compensation Table refer to actual payments for 2016 annual incentive awards based on the achievement by the Company of Adjusted EBITDA and operating cash flow in 2016 as compared to the established targets.

[6]
Represents options to purchase shares of the Company’s common stock granted under the 2011 Plan. The options granted vest ratably such that one-third of the shares covered by the options vest on each of the first three anniversaries of the date of grant and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary (as defined in the 2011 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least 5 years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.

[7]	Represents time-vested RSUs granted under the 2011 Plan. These RSUs cliff vest on the third anniversary of the date of grant.

[8]
Represents Performance RSUs granted under the 2011 Plan. These Performance RSUs vest if the executive continues employment with the Company until the end of the performance period ending on December 31, 2018, and are subject to the achievement of a ROIC performance goal during the performance period commencing on January 1, 2016, and ending on December 31, 2018. As soon as practical after the end of the performance period, a determination as to the extent the performance goal has been achieved will be made, and the Company will settle such vested Performance RSUs by (i) delivering an amount of cash equal to the fair market value of a number of shares of common stock of the Company equal to one-half of the number of Performance RSUs that have vested and (ii) issuing a number of shares of common stock of the Company equal to one-half the number of Performance RSUs that have vested. The determination of the amounts vesting is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section of the Compensation Discussion and Analysis.

[9]
Represents a cash denominated award during the vesting period that will be settled in stock on the vesting date if the relative total shareholder return performance metric is met and Messrs. Hardt, Lee, and de Miguel remain employed with the Company. The performance awards cliff vest on the third anniversary of the date of grant. The amount of Cooper Standard common stock paid out (if applicable) will be determined by dividing the targeted award value determined on the grant date by the closing stock price on July 26, 2019. If the minimum relative total shareholder return performance criteria is not met by July 26, 2019, then the entire award will forfeit.

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OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END
The following table sets forth information concerning outstanding equity awards held by the NEOs at December 31, 2016.

	Option Awards[1]								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[2]	Number of Securities Underlying Unearned Options		Number of Securities Underlying Unexercisable Options		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested [3]	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [3]
(a)	(b)	(c)		(d)		(e)	(f)		(g)		(h)	(i)		(j)
Jeffrey S. Edwards	25,000			25,000	[4]	$45.00	10/15/2019	[5]	6,600	[6]	$682,308	16,600	[7]	$1,716,108
	25,000			25,000	[4]	$52.50	10/15/2019	[5]	7,900	[8]	$816,702	39,400	[9]	$4,073,172
	40,290			—		$38.74	2/15/2023	[10]	7,200	[11]	$744,336	36,200	[12]	$3,742,356
	21,267			10,633	[13]	$66.23	3/20/2024	[14]
	12,967			25,933	[15]	$56.27	2/19/2025	[14]
	—			35,200	[16]	$68.50	2/18/2026	[14]
Matthew W. Hardt	3,100			6,200	[15]	$56.27	2/19/2025	[14]	1,900	[8]	$196,422	9,400	[9]	$971,772
	—			7,900	[16]	$68.50	2/18/2026	[14]	1,600	[11]	$165,408	8,200	[12]	$847,716
												4,837	[17]	$500,000
Keith D. Stephenson	48,000			—		$25.52	5/27/2020	[10]	2,841	[18]	$293,703	9,300	[7]	$961,434
	7,459	4,482	[19]	—		$25.52	5/27/2020	[20]	3,700	[6]	$382,506	21,000	[9]	$2,170,980
	13,000			—		$46.75	3/15/2021	[10]	4,200	[8]	$434,196	16,600	[12]	$1,716,108
	17,700			—		$45.00	3/9/2022	[10]	3,300	[11]	$341,154
	21,900			—		$38.74	2/15/2023	[10]
	11,933			5,967	[13]	$66.23	3/20/2024	[14]
	6,933			13,867	[15]	$56.27	2/19/2025	[14]
	—			16,100	[16]	$68.50	2/28/2026	[14]
Song Min Lee	—			3,600	[13]	$66.23	3/20/2024	[14]	2,200	[6]	$227,436	5,600	[7]	$578,928
	—			8,333	[15]	$56.27	2/19/2025	[14]	2,500	[8]	$258,450	12,600	[9]	$1,302,588
	—			9,700	[16]	$68.50	2/18/2026	[14]	2,000	[11]	$206,760	10,000	[12]	$1,033,800
												14,510	[17]	$1,500,000
Fernando de Miguel	7,800			3,900	[13]	$66.23	3/20/2024	[14]	2,400	[6]	$248,112	6,100	[7]	$630,618
	4,533			9,067	[15]	$56.27	2/19/2025	[14]	2,700	[8]	$279,126	13,800	[9]	$1,426,644
	—			10,500	[16]	$68.50	2/18/2026	[14]	2,200	[11]	$227,436	10,800	[12]	$1,116,504
												14,510	[17]	$1,500,000

[1]
All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s common stock granted to the NEOs under the 2011 Plan (for awards granted in 2011, 2012, 2013, 2014, 2015, and 2016) and under the 2010 Cooper-Standard Holdings Inc. Management Incentive Plan (for awards granted in 2010).

[2]	Represents options which have vested and were exercisable as of December 31, 2016.

[3]
The values in column (h) equal the total number of shares of stock or RSUs listed in column (g) for each NEO multiplied by the value of Company common stock as of December 31, 2016. The values in column (j) equal the total number of shares of stock or Performance RSUs listed in column (i) for each NEO multiplied by the value of Company common stock as of December 31, 2016. The value of common stock as of December 31, 2016, was $103.38 per share, which was the December 30, 2016, closing price of Company stock listed on the NYSE.

[4]
Represents outstanding time-based options granted October 15, 2012, which have not vested and were unexercisable as of December 31, 2016, with respect to two grants of 125,000 options for Mr. Edwards. These options vest ratably over five years.

[5]
Options listed were granted to Mr. Edwards on October 15, 2012, and expire on the earliest to occur of: (i) the seventh anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement after attaining age 65 or attaining age 60 with at least five years of service, by the Company

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without cause, by the optionee for good reason, or in connection with a change of control; or (iii) 90 days following the date of the optionee’s termination of employment without good reason.

[6]
Represents time-vested RSUs granted on March 20, 2014, under the 2011 Plan that had not yet vested as of December 31, 2016, with respect to the following number of RSUs: for Mr. Edwards, 6,600; for Mr. Stephenson, 3,700; for Mr. Lee, 2,200; and for Mr. de Miguel, 2,400. These RSUs cliff vest on the third anniversary of the date of grant.

[7]
Target awards of Performance RSUs were granted in March 2014 to be earned in a multiple ranging from zero to two times the target awards based on our performance during 2014 to 2016. The Performance RSUs earned will be settled in 2017. Performance for 2014 to 2016 was above the threshold level but below target; therefore, the target amounts are shown in accordance with SEC rules.

Represents Performance RSUs granted on March 20, 2014, under the 2011 Plan that had not yet vested as of December 31, 2016, with respect to the following number of Performance RSUs: for Mr. Edwards, 16,600; for Mr. Stephenson, 9,300; for Mr. Lee, 5,600; and for Mr. de Miguel, 6,100. These Performance RSUs vest if the executive continues in employment with the Company until the end of the performance period ending on December 31, 2016, and will be subject to the achievement of the performance goals during the performance period commencing on January 1, 2014, and ending on December 31, 2016.

[8]
Represents time-vested RSUs granted on February 19, 2015, under the 2011 Plan that had not yet vested as of December 31, 2016, with respect to the following number of RSUs: for Mr. Edwards, 7,900; for Mr. Hardt, 1,900; for Mr. Stephenson, 4,200; for Mr. Lee, 2,500; and for Mr. de Miguel, 2,700. These RSUs cliff vest on the third anniversary of the date of grant.

[9]
Target awards of Performance RSUs were granted in February 2015 to be earned in a multiple ranging from zero to two times the target awards based on our performance during 2015 to 2017. The Performance RSUs earned will be settled in 2018. Performance for 2015 to 2016 was at maximum; therefore, the maximum amounts are shown in accordance with SEC rules.

Represents Performance RSUs granted on February 19, 2015, under the 2011 Plan that had not yet vested as of December 31, 2016, with respect to the following number of Performance RSUs: for Mr. Edwards, 19,700; for Mr. Hardt, 4,700; for Mr. Stephenson, 10,500; for Mr. Lee, 6,300; and for Mr. de Miguel, 6,900. These Performance RSUs vest if the executive continues in employment with the Company until the end of the performance period ending on December 31, 2017, and will be subject to the achievement of the performance goals during the performance period commencing on January 1, 2015, and ending on December 31, 2017.

[10]
Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement after attaining age 65 or attaining age 60 with at least five years of service, by the Company without cause, by the optionee for good reason, or in connection with a change of control; or (iii) 90 days following the date of the optionee’s termination of employment by the Company with cause or by the optionee without good reason.

[11]
Represents time-vested RSUs granted on February 18, 2016, under the 2011 Plan that had not yet vested as of December 31, 2016, with respect to the following number of RSUs: for Mr. Edwards, 7,200; for Mr. Hardt 1,600; for Mr. Stephenson, 3,300; for Mr. Lee, 2,000; and for Mr. de Miguel, 2,200. These RSUs cliff vest on the third anniversary of the date of grant.

[12]
Target awards of Performance RSUs were granted in February 2016 to be earned in a multiple ranging from zero to two times the target awards based on our performance during 2016 to 2018. The Performance RSUs earned will be settled in 2019. Performance for 2016 was at the target level; therefore, the maximum amounts are shown in accordance with SEC rules.

Represents Performance RSUs granted on February 18, 2016, under the 2011 Plan that had not yet vested as of December 31, 2016, with respect to the following number of Performance RSUs: for Mr. Edwards, 18,100; for Mr. Hardt, 4,100; for Mr. Stephenson, 8,300; for Mr. Lee, 5,000; and for Mr. de Miguel, 5,400. These Performance RSUs vest if the executive continues in employment with the Company until the end of the performance period ending on December 31, 2018, and will be subject to the achievement of the performance goals during the performance period commencing on January 1, 2016, and ending on December 31, 2018.

[13]
Represents outstanding options granted March 20, 2014, which have not vested and were unexercisable as of December 31, 2016, with respect to the following number of granted options: for Mr. Edwards, 31,900; for Mr. Stephenson, 17,900; for Mr. Lee, 10,800; and for Mr. de Miguel, 11,700. These options vest ratably over three years.

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[14]
Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least five years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company and its affiliates for any reason not described in clauses (ii) through (iii) above.

[15]
Represents outstanding options granted February 19, 2015, which have not vested and were unexercisable as of December 31, 2016, with respect to the following number of granted options: for Mr. Edwards, 38,900; for Mr. Hardt, 9,300; for Mr. Stephenson, 20,800; for Mr. Lee, 12,500; and for Mr. de Miguel, 13,600. These options vest ratably over three years.

[16]
Represents outstanding options granted February 18, 2016, which have not vested and were unexercisable as of December 31, 2016, with respect to the following number of granted options: for Mr. Edwards, 35,200; for Mr. Hardt,7,900; for Mr. Stephenson, 16,100; for Mr. Lee, 9,700; and for Mr. de Miguel, 10,500. These options vest ratably over three years.

[17]
Represents a cash denominated award during the vesting period that will be settled in stock at the end of the vesting period if the relative total shareholder return performance metric is met and if the executive continues in employment with the Company until the end of the performance period ending on July 26, 2019. The performance awards granted on July 27, 2016, under the 2011 Plan that had not yet vested as of December 31, 2016, with respect to the following dollar amounts: for Mr. Hardt, $500,000; for Mr. Lee, $1,500,000; and for Mr. de Miguel, $1,500,000. The December 31, 2016 closing stock price of $103.38 was used to determine the number of unearned shares as of December 31, 2016. The actual amount of Cooper Standard common stock paid out (if any) for this award will not be known until July 26, 2019.

[18]
Represents shares of restricted common stock in respect of warrants granted on May 27, 2010, under the Company’s Management Incentive Plan that had not yet vested as of December 31, 2016, with respect to the 7,566 shares of the Company’s common stock granted to Mr. Stephenson. These shares vest ratably over four years but only in proportion and to the extent that warrants of the Company held by third parties have been exercised.

[19]
Represents outstanding options in respect of warrants granted May 27, 2010, which have not been earned and were unexercisable as of December 31, 2016, with respect to the 11,941 options in respect of warrants that were granted to Mr. Stephenson. These options vest ratably over four years but only in proportion and to the extent that warrants of the Company held by third parties have been exercised.

[20]
Options and options in respect of warrants listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at normal retirement age under the Company’s qualified retirement plan, by the Company without cause, by the optionee for good reason, or in connection with a change of control; or (iii) 90 days following the date of the optionee’s termination by the Company for cause or by the optionee without good reason.

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2016 OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the exercise of stock options and vesting of stock for each NEO during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)[1]	Value Realized on Exercise ($)[2]	Number of Shares Acquired on Vesting (#)[3]	Value Realized on Vesting ($)[4]
(a)	(b)	(c)	(d)	(e)
Jeffrey S. Edwards	150,000	7,246,500	10,744	707,815
Matthew W. Hardt	–	–	–	–
Keith D. Stephenson	45,000	3,285,900	5,800	382,104
	–	–	1,002[5]	96,949
Song Min Lee	24,567	1,012,851	3,500	230,580
Fernando de Miguel	14,300	956,956	3,800	285,912

[1]	The number of shares reported includes the number of shares withheld by the Company for payment of the exercise price and tax liability incident to the exercise.

[2]	The amount represents the difference between the market price of the underlying shares at the time of exercise and the exercise price of the option established at the time of grant.

[3]	The number of shares reported includes the number of shares withheld by the Company for the payment of tax liabilities incurred upon the vesting of restricted stock units or restricted stock awards.
4    The amount represents the market price of the underlying shares on the date of vesting.

[5]
This is the portion of the 7,566 restricted stock in respect of warrants granted to Mr. Stephenson under the Company's Management Incentive Plan on May 27, 2010, that vested during 2016 following the exercise of the Company's warrants held by third parties. The restricted stock in respect of warrants vest only in proportion and to the extent the warrants held by third parties have been exercised.

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2016 PENSION BENEFITS
The following table sets forth the actuarial present value of each NEO's accumulated benefit under the Cooper-Standard Automotive Inc. Salaried Retirement Plan (“CSA Retirement Plan”) as described in the narrative following this table, assuming benefits are paid at normal retirement age or the earliest retirement age at which participants receive unreduced benefits. The table also shows the number of years of credited service under the CSA Retirement Plan computed as of the same pension plan measurement date used in our audited financial statements for the year ended December 31, 2016.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Jeffrey S. Edwards	Cooper Standard Retirement Plan[2]	N/A	N/A	$0
Matthew W. Hardt	Cooper Standard Retirement Plan[2]	N/A	N/A	$0
Keith D. Stephenson	Cooper Standard Retirement Plan[3]	1.58	$24,949	$0
Song Min Lee	Cooper Standard Retirement Plan[2]	N/A	N/A	$0
Fernando de Miguel	Cooper Standard Retirement Plan[2]	N/A	N/A	$0

[1]
Present values determined using a December 31, 2016, measurement date and reflect benefits accrued based on service and pay earned through such date. Figures are determined based on no pre-retirement mortality and commencement of benefits at age 65 as a lump sum. The assumed discount rate as of the measurement date is 4.00%.

[2]
Mr. Edwards, who was hired in 2012, Messrs. Lee and de Miguel, who were hired in 2013, and Mr. Hardt, who was hired in 2015, are not eligible to participate in the Cooper Standard Retirement Plan or the Supplementary Benefit Plan.

[3]	Mr. Stephenson is covered under the cash balance design for purposes of the qualified CSA Retirement Plan which was frozen January 31, 2009.
CSA Retirement Plan
The CSA Retirement Plan is a defined benefit plan that covers all non-union employees of the Company in the United States, including eligible NEOs. The applicable provisions of the CSA Retirement Plan for NEOs (cash balance provisions) state benefits in the form of a hypothetical account established for each participant. Prior to the freeze of the CSA Retirement Plan effective January 31, 2009, annual pay credits were added to a participant’s cash balance account at the end of each year, based on the participant’s compensation for the year and the sum of the participant’s age and service as of the beginning of that year. Subsequent to the freeze, participants continue to receive interest credits each year equal to their cash balance account value on the last day of each plan year, multiplied by an applicable interest rate for such year. The applicable interest rate is equal to the rate of interest on 30-year Treasury securities as of the third calendar month preceding the first day of the plan year.
The normal form of retirement benefit is defined as a monthly life annuity amount that is actuarially equivalent to the cash balance account projected to normal retirement age with interest credits. Other optional forms were available as well.

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2016 NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth annual contributions, withdrawals, earnings and fiscal year-end balances for each NEO under the Company’s non-qualified Supplemental Executive Retirement Plan (“SERP”), as well as deferred RSUs pursuant to grants under the 2011 Plan.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($)[1] (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)[2] (f)
Jeffrey S. Edwards	—	484,012	23,865	—	824,135
Matthew W. Hardt	—	64,314	1,492	—	85,217
Keith D. Stephenson	—	466,773	94,906	—	1,960,511
Song Min Lee	—	183,332	12,077	—	355,411
Fernando de Miguel[3]	—	—	—	—	—

[1]	Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company contributions under the SERP for the 2016 plan year.

[2]	Of the aggregate total amounts in this column (f), the following SERP contribution amounts have been reported in the Summary Compensation Table for this year and for previous years:

Name	2016 ($)	Previous Years ($)	Total ($)
Jeffrey S. Edwards	484,012	311,774	795,786
Matthew W. Hardt	64,314	19,412	83,726
Keith D. Stephenson	466,773	934,146	1,400,919
Song Min Lee	183,332	163,692	347,024

[3]	Mr. de Miguel is not covered under the SERP.
SERP
The benefits provided under the SERP fall into two categories:

•
For Messrs. Edwards, Hardt, and Lee (participants hired after January 1, 2011), the SERP provides a benefit equal to one and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan.

•
For Mr. Stephenson, a participant as of January 1, 2011, the SERP provides a benefit equal to a multiple of two and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan. In addition, the SERP provides the participant with an opening account balance under the SERP equal to the lump sum value of his account balance benefit, including his cash balance benefit which had previously accrued under the Cooper-Standard Automotive Inc. Nonqualified Supplementary Retirement Plan as of December 31, 2010.

Under the SERP, benefits are payable after a period of six months from the date of termination. Benefits vest under the SERP at the same time as Company contributions under the CSA Savings Plan vest (generally after two years of service). Accounts under the SERP are credited with hypothetical investment earnings based on participant investment elections made from among the options available under the CSA Savings Plan. From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily via the third-party administrator for the Company’s SERP. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen for his plan balance; the Company does not guarantee any minimum return on investments and accounts are not credited with above-market earnings.

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The table below reflects the investment fund options available under the SERP as of December 31, 2016, and the annualized rates of return for the calendar year ended December 31, 2016.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
T. Rowe Price Retirement 2005 Fund	6.72%	T. Rowe Price Retirement Balanced Fund	6.48%
T. Rowe Price Retirement 2010 Fund	7.11%	FFTW Income Plus Fund	0.78%
T. Rowe Price Retirement 2015 Fund	7.31%	JPMorgan Core Bond Fund Class R6	2.51%
T. Rowe Price Retirement 2020 Fund	7.41%	Loomis Sayles Bond Fund Institutional Class	8.63%
T. Rowe Price Retirement 2025 Fund	7.55%	DFA U.S. Targeted Value Portfolio Institutional Class	26.86%
T. Rowe Price Retirement 2030 Fund	7.69%	Fidelity® Inflation-Protected Bond Index Fund - Institutional Class	4.76%
T. Rowe Price Retirement 2035 Fund	7.64%	T. Rowe Price Growth Stock Fund	1.41%
T. Rowe Price Retirement 2040 Fund	7.63%	Prudential Jennison Small Company Fund Class Z	13.57%
T. Rowe Price Retirement 2045 Fund	7.69%	American Funds EuroPacific Growth Fund® Class R-5	1.00%
T. Rowe Price Retirement 2050 Fund	7.71%	Vanguard High Dividend Yield Index Fund Investor Shares	16.75%
T. Rowe Price Retirement 2055 Fund	7.73%	Fidelity® 500 Index Fund - Institutional Class	11.93%
CSA Savings Plan
The Company maintains the CSA Savings Plan, a tax-qualified 401(k) retirement savings plan pursuant to which all U.S. non-union employees, including eligible NEOs, may contribute the lesser of up to 50% of their compensation or the limit prescribed by the Code. The CSA Savings Plan provides a 40% fixed match on employee contributions of up to 5% of compensation and permits additional discretionary contributions depending on Company performance. An additional non-matching employer contribution of 3% to 5% of compensation (depending on a participant’s age plus years of service with the Company) is also made to the CSA Savings Plan. The account balances for NEOs under the CSA Savings Plan are not reflected in the table above, which reflects only nonqualified benefits.
German Pension Scheme
The Company contributes 15% of Mr. de Miguel's annual base salary to his defined contribution pension scheme in Germany.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Messrs. Stephenson and de Miguel entered into employment agreements with the Company which specifically provide for certain benefits upon termination of employment, including termination following a change of control. Messrs. Edwards, Hardt and Lee each signed letter agreements upon the commencement of their employment with the Company that do not specifically provide for benefits upon termination of employment but which confirm that these NEOs are covered by the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Severance Plan”) which provides for benefits upon termination of employment for officers of the Company who are not parties to employment agreements that provide for such benefits.
The table below shows estimates of the value of compensation that would be payable to each NEO upon termination of employment with the Company under certain circumstances. As indicated in the table, compensation upon termination of employment varies depending on the circumstances of the termination and whether or not it occurred following a change of control. Amounts presented in the table are calculated as if employment terminated effective December 31, 2016. Payments due to any one of the NEOs upon actual termination of employment can only be determined at the time of termination. There can be no assurance that an actual termination or change of control would produce the same or similar results as those described below if it were to occur on any other date or if the actual circumstances at the time of termination were different.
Amounts accrued under the normal terms of our pension and deferred compensation plans are not included in this table. Information concerning pension benefits and deferred compensation disclosures is presented under “Pension Benefits” and “Nonqualified Deferred Compensation.” Similarly, information concerning vested equity awards is not included in the table and is presented under “Outstanding Equity Awards at Fiscal Year End.”

Name	Severance Payment (1)	Pension Enhancement (2)	Health/Life (3)	Outplacement Services (4)	Accelerated Vesting of Equity Awards (5)	280G Treatment/Gross Up (6)	Totals
Jeffrey S. Edwards
• Change of Control Without Termination	$0	$0	$0	$0	$2,731,500	$0	$2,731,500
• Termination Without Cause or Resignation for Good Reason, After Change of Control	$3,670,000	$0	$18,329	$50,000	$13,443,214	$0	$17,181,543
• Termination Without Cause with no Change of Control	$3,670,000	$0	$18,329	$50,000	$0	N/A	$3,738,329
• Termination for Cause or Resignation Without Good Reason	$0	$0	$0	$0	$0	N/A	$0
• Termination due to Death	$0	$0	$0	$0	$10,711,714	N/A	$10,711,714
• Termination due to Disability	$0	$0	$0	$0	$10,711,714	N/A	$10,711,714

Keith D. Stephenson
• Change of Control Without Termination	$0	$0	$0	$0	$0	$0	$0
• Termination Without Cause or Resignation for Good Reason, After Change of Control	$2,919,000	$459,146	$880,983	$50,000	$5,880,135	$3,419,505	$13,608,769
• Termination Without Cause or Resignation for Good Reason, with no Change of Control	$2,260,000	$254,016	$34,141	$0	$380,785	N/A	$2,928,942
• Termination For Cause or Resignation Without Good Reason	$0	$0	$0	$0	$0	N/A	$0
• Termination due to Death	$0	$0	$0	$0	$5,880,135	N/A	$5,880,135
• Termination due to Disability	$0	$0	$0	$0	$5,880,135	N/A	$5,880,135

Juan Fernando de Miguel Posada
• Change of Control Without Termination	$0	$0	$0	$0	$0	$0	$0
• Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,229,323	$115,301	$11,058	$0	$5,095,137	$0	$6,450,819
• Termination Without Cause with no Change of Control	$1,229,323	$115,301	$11,058	$0	$0	N/A	$1,355,682
• Termination For Cause or Resignation Without Good Reason	$0	$0	$0	$0	$0	N/A	$0
• Termination due to Death	$0	$0	$0	$0	$3,595,137	N/A	$3,595,137
• Termination due to Disability	$0	$0	$0	$0	$3,595,137	N/A	$3,595,137

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Name	Severance Payment[1]	Pension Enhancement[2]	Health/Life[3]	Outplacement Services[4]	Accelerated Vesting of Equity Awards[5]	280G Treatment/Gross Up6	Totals
Song Min Lee
• Change of Control Without Termination	$0	$0	$0	$0	$0	$0	$0
• Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,781,000	$0	$41,020	$50,000	$4,804,412	$0	$6,676,432
• Termination Without Cause with no Change of Control	$1,335,750	$0	$41,020	$50,000	$0	N/A	$1,426,770
• Termination For Cause or Resignation Without Good Reason	$0	$0	$0	$0	$0	N/A	$0
• Termination due to Death	$0	$0	$0	$0	$3,304,412	N/A	$3,304,412
• Termination due to Disability	$0	$0	$0	$0	$3,304,412	N/A	$3,304,412

Matthew W. Hardt
• Change of Control Without Termination	$0	$0	$0	$0	$0	$0	$0
• Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,370,000	$0	$19,590	$50,000	$2,339,208	$0	$3,778,798
• Termination Without Cause with no Change of Control	$1,027,500	$0	$19,590	$50,000	$0	N/A	$1,097,090
• Termination For Cause or Resignation Without Good Reason	$0	$0	$0	$0	$0	N/A	$0
• Termination due to Death	$0	$0	$0	$0	$1,839,208	N/A	$1,839,208
• Termination due to Disability	$0	$0	$0	$0	$1,839,208	N/A	$1,839,208

[1]
Cash severance is generally paid in a lump sum at termination. Cash severance amounts estimated above are based on providing executives, with the exception of Mr. de Miguel, the prorated outstanding incentive awards and a multiple of the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, with such multiple equal to two (2) for Mr. Stephenson. If the termination occurs following a change of control, Mr. Stephenson's cash severance is increased by one additional year’s base salary.

Pursuant to the January 1, 2011, Executive Severance Pay Plan, Mr. Edwards', Mr. Lee's, and Mr. Hardt's cash severance for termination without cause prior to a change of control is two times for Mr. Edwards and one and a half times for Mr. Lee and Mr. Hardt the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated annual incentive award based on actual performance for the year of termination. For termination without cause after a change of control, Mr. Edwards', Mr. Lee's, and Mr. Hardt's cash severance is two times the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated target annual incentive for the year of termination. For disclosure purposes, we have only reported the incremental value by which the target annual incentive exceeds the actual annual incentive, if any. For the full year 2016, no incremental value was reflected due to annual incentives being earned above target.
Mr. de Miguel is entitled, under the terms of his Service Contract, to an 18-month notice upon termination without cause or by resignation by an employee for good reason with or without change of control. During the notice period, Mr. de Miguel may, at the Company’s option, continue to perform his duties or be released from his duties, subject to continued payment of his remuneration, which consists of his (i) base salary; and (ii) an annual incentive award, provided that the performance targets and other conditions have been fulfilled. The severance payment amount disclosed in the table above was calculated based on the assumption that Mr. de Miguel would receive during the 18-month notice period the sum of (i) annual base rate of salary at date of termination plus (ii) an annual incentive award for the year prior to termination prorated for 18 months. For Mr. de Miguel, the values reported above were converted to USD from Euros using a conversion factor of 1.052254982 as of December 31, 2016.
Further description of the terms applicable to cash severance payments is included under "Terms Applicable to Payments Upon Termination of Employment."

[2]
Mr. Stephenson is entitled to receive a lump sum amount equal to the contribution he would have received under the CSA Savings Plan had he continued working for 24 months and is determined based on pay credited at the highest pensionable

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compensation during any calendar year for the five years immediately preceding the year in which the date of termination occurs under change of control and pay credited in the year prior to termination without change of control. This includes the case of termination either by Cooper Standard without cause or by the employee for good reason with or without a change of control. Messrs. Edwards, Lee, and Hardt are not entitled to any additional benefit from the Enhanced Investment Savings Plan. Upon termination without cause or by the employee for good reason with or without a change of control, Mr. de Miguel is entitled to the contributions he would have received per his Service Contract had he continued to work for 18 months. The values for Mr. de Miguel have been converted to USD from Euros using a conversion factor of 1.052254982 as of December 31, 2016.

[3]
Health and life insurance benefits are continued for the NEOs and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide for coverage for these benefits in a manner such that (i) benefits provided are substantially similar to those at termination and (ii) recipients of such benefits will not pay a higher share of cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under ‘‘Terms Applicable to Payments Upon Termination of Employment.’’ For Mr. de Miguel, upon termination without cause or by the employee for good reason with or without change of control, he is entitled to continue to receive his health allowance for 18 months. The values for Mr. de Miguel have been converted to USD from EUROS using a conversion factor of 1.052254982 as of December 31, 2016.

[4]
Upon termination without cause (or resignation for good reason) after a change of control, all NEOs, with the exception of Mr. de Miguel, are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000. Pursuant to the January 1, 2011, Executive Severance Pay Plan, Mr. Edwards, Mr. Lee, and Mr. Hardt are also entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000 upon termination without cause (or resignation for good reason) prior to a change of control.

[5]
Represents the effect of accelerated vesting related to time-based RSUs, stock options, performance-based RSUs, restricted stock in respect of warrants (based on Deemed Warrant Factor), and stock options in respect of warrants (based on Deemed Warrant Factor). The Deemed Warrant Factor is, as of the date of termination of the Participant’s Employment, (i) the number of shares that would have been issued by the Company if the warrants outstanding and unexercised as of such date were deemed exercised on a net exercise basis, based on the market value of such shares as of such date, divided by (ii) the total amount of warrants awarded to investors. For Mr. de Miguel, Mr. Lee, and Mr. Hardt, accelerated vesting of equity awards under termination without cause after a change of control also reflects the value of the July 26, 2016, performance awards.

In the event of a change of control without termination: for Mr. Edwards’ stock options granted in October 2012, 100% of the stock options, to the extent outstanding, immediately become vested and exercisable. For the stock options, time-based RSUs, and performance-based RSUs granted in March 2014, February 2015, and February 2016 pursuant to the award agreements, 100% of all outstanding and unvested options and RSUs would become immediately vested and exercisable if the successor in the change of control does not assume the options or stock units or does not issue replacement awards. For purposes of this disclosure, we have assumed that the awards will be assumed or replaced by the successor of the change of control and, therefore, have not reflected 100% immediate vesting on either the March 2014, February 2015, or February 2016 awards.
In the event of a change of control with termination within two years of the change of control: for restricted stock in respect of warrants and stock options in respect of warrants granted in May 2010, a portion of the outstanding grants (based on Deemed Warrant Factor) shall be deemed vested on the date of termination. For Mr. Edwards’ stock options granted in October 2012, 100% of the stock options, to the extent outstanding, immediately become vested and exercisable. For all other unvested time-based restricted stock and stock options granted in March 2014, February 2015, and February 2016, 100% of the outstanding and unvested grants become fully vested and exercisable. For purposes of this disclosure, we have assumed that 100% of the outstanding and unvested target level of performance-based RSUs granted in March 2014, February 2015, and February 2016 will become fully vested.
In the event of a termination without cause (or resignation for good reason) prior to a change of control: for restricted stock in respect of warrants and stock options in respect of warrants granted in May 2010, a portion of the outstanding grants (based on Deemed Warrant Factor) shall be deemed vested on the date of termination.
In the event of a termination upon death or disability prior to a change of control: for restricted stock in respect of warrants and stock options in respect of warrants granted in May 2010, a portion of the outstanding grants (based on Deemed Warrant Factor) shall be deemed vested on the date of termination. For time-based RSUs and stock options granted in March 2014, February 2015, and February 2016, 100% of the unvested awards become fully vested and exercisable. For

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performance-based RSUs granted in March 2014, February 2015, and February 2016, 100% of the target level of the unvested award become fully vested and exercisable.

[6]
Upon a change of control of the Company, each NEO may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the January 1, 2011, Executive Severance Pay Plan, Mr. Edwards, Mr. Lee, and Mr. Hardt will receive the treatment that provides the best after-tax benefit (taking into account the applicable federal, state, and local income taxes and the excise tax) between (i) total payments being delivered in full or (ii) total payments cut back to such amount so that no portion of such total payments would be subject to the excise tax. As of December 31, 2016, Mr. Edwards, Mr. Lee, and Mr. Hardt would each receive the best after-tax benefit if his benefits were not cut back to safe harbor. Pursuant to Mr. Stephenson’s employment agreement, the Company has agreed to reimburse Mr. Stephenson for all excise taxes that are imposed on him pursuant to Section 280G and any income and excise taxes that are payable by him as a result of this reimbursement. These amounts assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains Mr. Stephenson’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against him.

Terms Applicable to Payments upon Termination of Employment
As indicated above, Mr. Stephenson has an employment agreement with the Company which specifically provide for certain benefits upon termination of his employment under various circumstances as described below. The terms applicable to payments upon termination of employment with respect to Messrs. Edwards, Lee, and Hardt are governed by the Executive Severance Pay Plan. The terms applicable to Mr. de Miguel upon termination are governed by his Service Contract.

Named Executive Officers with Employment Agreements
The Company’s employment agreement with Mr. Stephenson (an “NEO under Contract”) had an initial term ending December 31, 2009. The agreement provide for successive one-year extension periods thereafter unless the Company or the NEO under Contract provides a notice of termination at least 60 days prior to the end of any term. Mr. Stephenson is the only remaining NEO under Contract.

Termination of Employment Prior to a Change of Control
If the NEO under Contract terminates employment for “Good Reason” or the Company terminates his employment without “Cause,” as those terms are defined in the agreement and described below, and in each case prior to a change of control of the Company, then the Company will pay or provide to the NEO under Contract: (i) his accrued but unpaid salary, annual and long-term incentive compensation amounts; (ii) a pro rata payment of any annual incentive compensation amounts for which the performance period has not ended; (iii) a lump sum payment equal to the sum of the executive’s current annual base salary plus his annual target bonus amount for the year preceding the year of his termination, multiplied by two; (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment; and (v) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees.
Termination for “Cause” under the employment agreements means termination for any of the following reasons: (i) the executive’s willful failure to perform duties or directives which is not cured following written notice; (ii) the executive’s commission of a felony or crime involving moral turpitude; (iii) the executive’s willful malfeasance or misconduct which is demonstrably injurious to the Company; or (iv) material breach by the executive of the non-competition, non-solicitation or confidentiality provisions of the agreement.
Termination of employment by the NEO under Contract for “Good Reason” means termination following any of the following: (i) a substantial diminution in the executive’s position or duties, adverse change in reporting lines, or assignment of duties materially inconsistent with the executive’s position; (ii) any reduction in the executive’s base salary or annual bonus opportunity; (iii) any reduction in the executive’s long-term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long-term incentive compensation programs or arrangements; (iv) the failure of the Company to pay the executive any compensation or benefits when due; (v) relocation of the executive’s principal place of work in excess of 50 miles from the executive’s current principal place of work; or (vi) any material breach by the Company of the terms of the agreement; in each case if the Company fails to cure such event within ten calendar days after receipt from the executive of written notice of the event which constitutes Good Reason.

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If the employment of the NEO under Contract terminates due to disability or death, then he is entitled to a pro rata payment of the target amounts payable under any annual and long-term incentive compensation awards then in effect. In the event of any other termination of employment, no amounts are payable under the agreement.
If the Company elects not to extend the employment agreement of the NEO under Contract for any year after expiration of the initial term, then the NEO will be treated as if he were terminated by the Company without Cause and entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment and if his actual termination occurs between ages 64 and 65, his severance multiplier is reduced to one, and if after age 65, the executive will not be entitled to any severance payment or other benefits under the agreement.
In exchange for the benefits provided under the agreements, the NEO under Contract agreed not to compete with the Company or solicit or interfere with any Company employee or customer for a two-year period following termination of employment, and not to disclose confidential and proprietary Company information. The NEO under Contract is also required to execute a release of all claims against the Company as a condition to receiving his severance payment and benefits, if applicable.

Termination of Employment Following a Change of Control
If the NEO under Contract is terminated following a change of control of the Company, then in lieu of the severance payments and benefits described above, the executive is entitled to the severance pay and benefits provided under the Company’s change of control Severance Pay Plan (the “Old CoC Plan”), which is an addendum to and part of the employment agreement. The Old CoC Plan covers only executives specifically designated therein, including each NEO under Contract, each of whom entered into employment agreements with the Company in or before 2009. The Company does not intend to apply the Old CoC Plan to any other executives in the future. Under the Old CoC Plan, if an NEO under Contract is terminated by the Company (or its successor in the change of control transaction) within two years following a “Change of Control” without “Cause” (each defined in the plan and described below), or terminates his employment for certain reasons, then the Company (or its successor) will pay or provide to the NEO under Contract: (i) an amount equal to one year of his annual base salary; (ii) a pro rata payment of any annual and long-term incentive compensation amounts for which the performance periods have not ended; (iii) a lump sum payment equal to two times his current annual base salary plus his annual target bonus amount (for the year preceding the year of the change of control); (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was equal to the highest amount of eligible compensation paid to the executive in any of the five calendar years immediately preceding the year in which such termination of employment occurs; (v) two years of continued coverage under the life and health plans sponsored by the Company and in which the executive was covered immediately prior to his termination; (vi) medical and life insurance coverage for the NEO under Contract and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents at the same cost as was being charged to the NEO under Contract immediately prior to the change of control; and (vii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to the lesser of 15% of the executive’s annual base pay or $50,000. If the Company is unable to provide what are otherwise intended to be non-taxable benefits to the NEO and his covered family members on a tax-free basis during the first 24 months of life and medical benefit continuation, then the Company will make an additional payment to the NEO under Contract to reimburse him for the taxes due on such benefits.
A “Change of Control” under the Old CoC Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the NEO under Contract’s entitlements under the Old CoC Plan if clause (i), above, is satisfied in respect of the business or division in which such executive is principally engaged.
Termination for “Cause” under the Old CoC Plan means termination for any of the following reasons: (i) any act or omission of the executive constituting a material breach of any of his significant obligations or agreements with the Company or continued failure or refusal to adequately perform the duties reasonably required of him which is materially injurious to the Company and is not corrected within thirty (30) days of notice to him thereof by the Company’s Board; (ii) the conviction for a felony or the conviction for or finding by civil verdict of the commission by the executive of a dishonest act or common law fraud against the Company; or (iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company which is not corrected after notification by the Board of any such act or omission. The circumstances that constitute reasons under the Old CoC Plan for which the NEO under Contract may terminate his employment and be entitled to severance benefits as if he was terminated without Cause are as follows: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the

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position held by the executive immediately prior to the Change of Control; (ii) a reduction in the executive’s base salary or opportunities for incentive compensation under applicable Company plans and programs; (iii) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or aggregate value thereof; (iv) any material breach of its obligations under the plan by the Company or any successor; or (v) a requirement by the Company that the executive move his principal work location more than 50 miles; in each case, other than under the above clause (v), unless remedied by the Company within ten calendar days following notice from the executive of such circumstances.
The Old CoC Plan also provides that if any payment or the amount of benefits due would be considered an excess parachute payment that subjects the NEO under Contract to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to the NEO under Contract to reimburse him for such taxes (and any taxes due on the gross-up payment).
In exchange for the benefits provided under the Old CoC Plan, the NEO under Contract must (i) agree to not compete with the Company or solicit or interfere with any Company employee or customer for a two-year period after termination of employment; (ii) agree to not disclose confidential and proprietary Company information; and (iii) execute a release of all claims against the Company as a condition to receiving the severance payment and benefits.
Named Executive Officers Covered by the Executive Severance Pay Plan (“Severance Plan”)
The Severance Plan, adopted in 2011, applies to officers of the Company, including certain of the NEOs (currently Messrs. Edwards, Lee and Hardt, the “Covered NEOs”) who are not covered by employment agreements that specifically provide for benefits upon termination of employment. Under the Severance Plan, if a Covered NEO is terminated by the Company without “Cause,” as the term is defined in the Severance Plan and described below, prior to a change of control of the Company, then the Company will pay or provide the following:

•
In the case of Mr. Edwards, the sum of his current base salary and the previous year’s target annual bonus multiplied by two; in the case of Messrs. Lee and Hardt, the sum of his current base salary and the previous year’s target annual bonus multiplied by one and one-half;

•	A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on actual performance;

•	Continued health insurance coverage at the active employee rate for 18 months following the termination; and

•	Outplacement services.
If a Covered NEO terminates employment for “Good Reason,” as the term is defined in the Severance Plan and described below, or is terminated by the Company without Cause during the two-year period following a change of control of the Company, then the Company will pay or provide to the Covered NEO the following:

•	The sum of the Covered NEO’s current base salary and the previous year’s target annual bonus, multiplied by two;

•	A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on target performance;

•	Continued health insurance coverage at active employee rates for 18 months following the termination; and

•	Outplacement services.
Termination for “Cause” under the Severance Plan means termination for any of the following reasons: (i) the executive’s material breach of his or her significant obligations to, or agreements with, the Company or its affiliates, if the breach is or may be materially injurious to the Company or its affiliates (and is not cured within 30 days of notice); (ii) the executive’s commission of and indictment for a felony, or certain other criminal or civil verdicts against the executive; or (iii) any other willful act or omission which is or may be materially injurious to the financial condition or business reputation of, or otherwise is or may be materially injurious to, the Company or its affiliates (and that is not cured within 30 days of notice).
Termination by an executive for “Good Reason” under the Severance Plan means termination during the two-year period following a change of control of the Company after any of the following: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties compared to immediately prior to the change of control (subject to cure within 30 days of notice); (ii) a reduction in base pay or opportunities for incentive compensation other than a reduction that is applied generally to other executives in a similar manner (subject to cure within 30 days of notice); or (iii) a requirement that the executive change his or her principal location of work by more than 50 miles.
In exchange for these benefits, the Covered NEOs would be required to agree to (i) non-competition and non-solicitation provisions for the period represented by the applicable severance multiple, (ii) confidentiality and non-disparagement provisions, and (iii) a release of claims.

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A “Change of Control” under the Severance Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company; or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Covered NEO’s entitlements under the plan if clause (i) above is satisfied in respect of the business or division in which such executive is principally engaged.
The Severance Plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Covered NEO to excise tax under Internal Revenue Code Section 4999, then the benefits will either be delivered in full or delivered in an amount such that no portion of the benefits would be subject to the excise tax, whichever would result in the receipt by the executive of the greatest benefit on an after-tax basis.
If a Covered NEO’s employment is terminated for any other reason, then no amounts are payable under the Severance Plan.

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Transactions with Related Persons
Related Persons Transactions Policies and Procedures
We have established a formal written policy regarding transactions with related persons as defined under Item 404(a) of Regulation S-K (the "Related Party Transaction Policy" or the "Policy"). The Policy assists us in identifying, reviewing, monitoring and, as appropriate, approving transactions with related parties. The Policy requires that any transaction involving the Company which exceeds $120,000 and and in which a related party had or will have a direct or indirect material interest must be approved or ratified by the Governance Committee if it involves a shareholder who owns greater than 5% of our shares, a director, a nominee for director, the chief executive officer, or the general counsel and/or their immediate family members. Such transactions involving executive officers other than the chief executive officer or the general counsel will be referred to the general counsel for review and approval or ratification.
We have implemented procedures to ensure compliance with the Related Party Transaction Policy. In particular, each director, nominee for director, and executive officer is required to complete a questionnaire in connection with the annual proxy statement that asks a series of questions aimed at identifying possible related party transactions. In addition, on a quarterly basis, we seek to identify related party transactions through an internal inquiry across various departments, including finance, sales, and legal, which includes a review of payments to or from any party that may be considered related. In addition, our Code of Business Conduct and Ethics prohibits our directors, officers, employees, and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest.
Fiscal Year 2016 Related Persons Transactions
In March 2016, certain selling stockholders affiliated with Silver Point Capital, L.P., Oak Hill Advisors, L.P., and Capital World Investors (the “Selling Stockholders”) sold 2,278,031 shares, including over-allotments, of the Company’s common stock at a public offering price of $68 per share, in a secondary public offering.  Of the 2,278,031 shares sold in the offering, 350,000 shares were purchased by the Company for $23,800,000. The Company paid the underwriting discounts and commissions payable on the shares sold by the Selling Stockholders, excluding the shares the Company repurchased. Silver Point Capital, L.P., Oak Hill Advisors, L.P., and Capital World Investors were beneficial owners of more than five percent of the Company's common stock at the time of the transaction. The underwriting discounts and commissions paid to the underwriters on behalf of (i) Silver Point Capital, L.P. was $2,914,489; (ii) Oak Hill Advisors, L.P. was $1,510,342; and (iii) Capital World Investors was $1,474,944.

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Fees and Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is required to pre-approve all services Ernst & Young LLP provides to the Company. All services provided are to conform with SEC and Public Company Accounting Oversight Board permitted services guidelines. All fee and billing arrangements are reviewed with management of the Company prior to the commencement of services. Ernst & Young LLP regularly reports to the Audit Committee on services performed and to be performed by it with respect to which pre-approval is required. All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.
During 2016 and 2015, we retained Ernst & Young LLP as the Company’s independent registered public accounting firm to provide services in the following categories and amounts (dollar amounts in thousands):

	2016	2015
Audit fees[1]	$3,605	$3,767
Audit-related fees[2]	$611	$256
Tax fees[3]	$1,044	$1,461
All other fees[4]	$—	$237

[1]
Audit fees include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings.

[2]	Audit related fees include services related to the audits of our employee benefit plans and due diligence in connection with acquisitions and divestitures.

[3]	Tax fees include services related to tax compliance, tax advice, and tax planning.

[4]	All other fees are related to other advisory services.
The Audit Committee has considered whether the provision of services described under the line items “Tax fees” and “All other fees” are compatible with maintaining Ernst & Young LLP’s independence. In light of the nature of work performed and the amount of the fees paid to Ernst & Young LLP for those services, the Audit Committee concluded that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

Report of the Audit Committee
The Audit Committee is responsible for the appointment, compensation, and oversight of the Company’s independent registered accounting firm. As part of its oversight of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided, the firm’s global capability, and the technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandatory rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the lead engagement partner.
The Company's management is primarily responsible for its internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with U.S. GAAP and the effectiveness of the Company's internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management the Company’s 2016 audited financial statements.

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2.
The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed pursuant to the applicable standards adopted by the Public Company Accounting Oversight Board ("PCAOB"), including their evaluation of, and conclusions about, the qualitative aspects of the significant accounting principles and practices applied in the Company’s financial reporting.

3.
The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Audit Committee
Stephen A. Van Oss, Chair
Sean O. Mahoney
Thomas W. Sidlik

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Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the SEC reports of ownership of Company securities and changes in reported ownership. Officers, directors, and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of copies of such reports received by the Company, we believe that during 2016 our officers, directors, and greater than ten percent stockholders complied with their Section 16(a) filing requirements on a timely basis.
Submitting Stockholder Proposals and Nominations for the 2018 Annual Meeting
Proposals received from stockholders will be carefully considered by the Company. Any proposal should be directed to the Company’s secretary at 39550 Orchard Hill Place, Novi, Michigan 48375. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2018 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act if they are received by the Company on or before December 7, 2017, 120 days before the first anniversary of the mailing date of the 2017 proxy statement.
In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s secretary at the Company’s principal offices not later than the last date for submission of stockholder proposals under the Company’s By-Laws. In order for a proposal to be “timely” under the Company’s By-Laws, it must be received not less than 90 days nor more than 120 days prior to the first anniversary of the 2017 Annual Meeting; provided, however, if we hold the 2018 Annual Meeting more than 30 days before or more than 60 days after the anniversary of the 2017 Annual Meeting, notice by stockholders to be timely must be received no earlier than the 120th day prior to the 2018 Annual Meeting date and no later than the close of business on (i) the 90th day prior to the 2018 Annual Meeting date or (ii) the 10th day after the day on which disclosure of the date of the 2018 Annual Meeting is made, whichever is later.
Additional Information
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (248) 596-5900 or by sending a written request to the Company at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Secretary. If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as listed above.

Discretionary Voting of Proxies on Other Matters
As of the date of this proxy statement, there are no other matters that the Company’s management intends to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters are brought before the Annual Meeting in a proper manner, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

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Appendix A

COOPER-STANDARD HOLDINGS INC.
2017 OMNIBUS INCENTIVE PLAN

1.	Purposes; History

(a)
The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and non-employee directors of outstanding ability and to motivate such key employees and non-employee directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and non-employee directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

(b)
Prior to the Effective Date, the Company had in effect the Amended and Restated 2011 Cooper-Standard Holdings Inc. Omnibus Incentive Plan (the “2011 Plan”). Upon the Effective Date, no further awards will be granted under the 2011 Plan. Awards outstanding under any Prior Plan (as defined below) will continue to be outstanding and will remain subject to all the terms and conditions of such Prior Plan.

2.	Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.
Affiliate: With respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with, such first entity.
Agreement: The written or electronic agreement between the Company and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.
Award: A grant of Options, Stock Appreciation Rights, Shares of Common Stock, Restricted Stock, Restricted Stock Units, an Incentive Award or any other type of award permitted under and granted pursuant to the Plan.
Board: The Board of Directors of the Company.
Cause: Except as otherwise provided for in an Agreement, Cause means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate which includes a definition of “Cause”, shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, shall mean (1) the Participant’s willful failure to perform duties or directives which is not cured following written notice, (2) the Participant’s commission of a (x) felony or (y) crime involving moral turpitude, (3) the Participant’s willful malfeasance or misconduct which is demonstrably injurious to the Company or its Affiliates, or (4) material breach by the Participant of the restrictive covenants, including, without limitation, any non-compete, non-solicitation or confidentiality provisions to which the Participant is bound.

Change of Control: The occurrence of any of the following events after the Effective Date: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Act) other than Permitted Holders; (ii) any person or group (other than Permitted Holders) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company; (iii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the

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Incumbent Board; provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; (iv) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company (each, a “Business Combination”), unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Company’s outstanding Common Stock and of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common or ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s Common Stock and the Outstanding Company Voting Securities, as the case may be; or (v) the consummation of a plan of complete liquidation or dissolution of the Company.
Notwithstanding anything in the Plan or an applicable Agreement, if an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if the payment of compensation under such Award would be triggered upon an event that otherwise would constitute a “Change of Control” but that would not constitute a change of control for purposes of Code Section 409A, then such event shall not constitute a “Change of Control” for purposes of the payment provisions of such Award.
Code: The Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretive guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
Committee: The Board or any committee to which the Board delegates duties and powers hereunder; such committee shall be comprised solely of at least two Directors, each of whom must qualify as an “outside director” within the meaning of Code Section 162(m), and as a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Act.
Common Stock: The shares of common stock, par value $0.001 per share, of the Company.
Company: Cooper-Standard Holdings Inc., a Delaware corporation.
Director: A non-employee member of the Board.
Disability: Except as otherwise provided for in an Agreement, Disability means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the Participant’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.
Effective Date: The effective date of the Plan is May 18, 2017, contingent on stockholders’ approval of the Plan at the Company’s 2017 annual meeting of stockholders.

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Employment: The term “Employment” as used herein shall be deemed to refer to a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates or to a Participant’s services as a Director. For the avoidance of doubt, a Participant’s Employment shall be deemed to remain in effect so long as the Participant is either an employee of the Company or any of its Affiliates or a Director.
Fair Market Value: On a given date, (i) the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, (ii) if the Shares are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that market, or (iii) if the Shares are not quoted or traded on a stock market, exchange, or over-the-counter market, the Fair Market Value of the Shares will be as determined in good faith by the Committee. Notwithstanding the forgoing, in the event of a sale of Shares on the market or exchange (as in, for example, a “same day sale” or “sell to cover” transaction), the Fair Market Value of a Share will be the price obtained in the sale transaction for such Share.
Good Reason: Good Reason, when used in an Agreement, either (i) shall have the same meaning as such term (or any similar term) is given in any employment agreement in effect between the Participant and the Company or any Affiliate, or in any severance policy or plan covering the Participant; or (ii) where either no such agreement, policy or plan is in effect or such agreement, policy or plan does not include a definition of Good Reason (or similar term), means any of the following: (1) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties of the Participant; (2) a reduction in the Participant’s base salary or opportunities for incentive compensation plan or program established by the Company other than a reduction which is applied generally to other similarly-situated employees in a similar manner; or (3) relocation of the Participant’s principal place of work in excess of fifty (50) miles from the Participant’s then principal place of work; provided that none of the events described in (1) through (3) is remedied by the Company within thirty (30) calendar days after the receipt by the Company of written notice from the Participant of such change or reduction. Participant must give the Company a written notice identifying the change, reduction or breach to which the notification relates within ninety (90) days of the initial existence of the conditions giving rise to such change, reduction or breach. Failure of the Participant to timely provide notice to the Company shall be deemed to constitute the Participant’s consent to such change, reduction or breach and the Participant shall thereafter waive his right to terminate for Good Reason as a result of such specific change, reduction or breach. Notwithstanding the foregoing, if an Agreement contains a specific definition of Good Reason that is different from the foregoing, then the definition in such Agreement shall apply in lieu of the provisions above.
Incentive Award: The right to receive a payment to the extent Performance Goals are achieved, including “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 11.
Option: A non-qualified stock option granted pursuant to Section 6.
Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a).
Participant: A key employee or Director of the Company or its Affiliates who is selected by the Committee to participate in the Plan.
Performance Goals: Any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Affiliates or other business units: net income; adjusted EBITDA, operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes, and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; operating cash flow, free cash flow, net operating profit; pre-tax profit; ratio of debt to debt plus equity; return on stockholder equity; return on invested capital, total stockholder return; relative total stockholder return; return on capital; return on assets; return on equity; return on investment; return on revenues; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; economic value added; performance value added; customer satisfaction; customer loyalty and/or retention; employee safety; employee engagement; market share; system reliability; cost structure reduction; regulatory outcomes;

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diversity; cost savings; operating goals; operating margin; profit margin; sales performance; and internal revenue growth. As to each Performance Goal, the Committee, in its discretion, may exclude or include the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business or asset; (v) changes in tax or accounting principles, regulations or laws; (vi) currency fluctuations; (vii) mergers, acquisitions or dispositions; (viii) unusual, infrequently occurring and/or non-recurring items of gain or loss that the Company identifies in its audited financial statements, including notes to the financial statements, or Management’s Discussion and Analysis section of the Company’s annual report; and (ix) any other excluded item that the Committee designates either at the time an Award is made or thereafter to the extent permitted by Code Section 162(m). In addition, in the case of Awards that the Committee determines at the date of grant will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other Performance Goals not listed in this Plan and may make any adjustments to such Performance Goals as the Committee determines. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Any Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under U.S. GAAP.
Permitted Holders: Any and all of (i) an employee benefit plan (or trust forming a part thereof) maintained by the Company or its Affiliate, or (ii) any corporation or other person of which a majority of its voting power of its voting securities or equity interest is owned, directly or indirectly, by the Company.
Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
Plan: The Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan, as amended and restated from time to time.
Prior Plans: The Cooper-Standard Holdings Inc. 2010 Management Incentive Plan and the Cooper-Standard Holdings, Inc. 2011 Omnibus Incentive Plan, each as amended and restated from time to time.
Restricted Stock: The shares of Common Stock granted pursuant to the Restricted Stock Awards.
Restricted Stock Awards: Awards of Restricted Stock granted pursuant to Section 8.
Restricted Stock Unit: The right to receive cash and/or Shares of Common Stock the value of which is equal to the Fair Market Value of one Share of Common Stock, granted pursuant to Section 8.
Retirement: Except as otherwise provided for in an Agreement, termination of employment with the Company and its Affiliates (without Cause) on or after (1) attainment of age 65 or (2) attainment of age 60 with five (5) years of service. For purposes hereof, “years of service” means the employee’s total years of employment with the Company and any Affiliate, including years of employment with an entity that is acquired by the Company prior to such acquisition.
Rule 16b-3: Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Act.
Section 16 Participants: Participants who are subject to the provisions of Section 16 of the Act.
Share: A share of Common Stock.
Stock Appreciation Right or SAR: The right of a Participant to receive cash, and/or Shares with a Fair Market Value equal to the appreciation of the Fair Market Value of a Share during a specified period of time, granted pursuant to Section 7.

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Subsidiary: Any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.
Substitute Award: An Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

3.	Shares Subject to the Plan
3.1 Number of Shares. (a) Subject to adjustment as provided in Section 12, a total of 2,300,000 Shares shall be authorized for Awards granted under the Plan as of the Effective Date, reduced by one (1) Share for every one (1) Share that was subject to an Option or Stock Appreciation Right granted under the 2011 Plan after March 31, 2017 and two and a half (2.5) Shares for every one (1) Share that was subject to an Award other than an Option or Stock Appreciation Right granted under the 2011 Plan after March 31, 2017.
(b)    If after March 31, 2017, (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part) or (ii) any Shares subject to an award granted under the Prior Plans are forfeited, or an award granted under the Prior Plans expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award granted under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan, in accordance with Section 3.1(d) below. In the event that after March 31, 2017 withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right, or an award other than an option or stock appreciation right granted under a Prior Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, after March 31, 2017 the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of an Option Price or the purchase price of an option granted under a Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or options or stock appreciation rights granted under a Prior Plan, (iii) Shares subject to a Stock Appreciation Right or a stock appreciation right granted under a Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or option granted under a Prior Plan.
(c)    The number of Shares available for awards under this Plan shall not be reduced by (i) the number of Shares subject to Substitute Awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).
(d)    Any Shares that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan, and (ii) as two and a half (2.5) Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan.
3.2 Limit on Awards for IRC Section 162(m) Purposes. Subject to adjustment as provided in Section 12, with respect to an Award that is intended to be “qualified performance-based compensation” under Section 162(m) of the Code, no Participant may be granted during any fiscal year of the Company:

(a)	Options for, and/or SARs with respect to, more than 400,000 Shares;

(b)	Awards of Restricted Stock and/or Restricted Stock Units relating to more than 200,000 Shares;

(c)	Annual Incentive Award(s) having a cash payment value of more than $10,000,000 (which limit shall be proportionally reduced with respect to any performance period that is less than a whole year);

(d)	Long-Term Incentive Award(s) granted in respect of any period greater than one year, having a cash payment value of more than $10,000,000.

In all cases, to the extent Code Section 162(m) is applicable, determinations under this Section 3 should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

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Notwithstanding anything to the contrary, the aggregate grant date fair value of equity Awards that may be granted during any fiscal year of the Company to any Director, taken together with any cash fees paid during the fiscal year to the Director in respect of the Director’s service as a member of the Board (including service as a member or chair of any regular committees of the Board), shall not exceed $500,000. The Board may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual Directors, as the Board may determine in its discretion, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation.

4.	Administration

(a)
The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; provided, however, that, on and after the first day on which a registration statement registering the Common Stock under Section 12 of the Act becomes effective, no such delegation is permitted with respect to Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of two or more “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act or does not relate to awards intended to qualify as performance-based compensation under Code Section 162(m). The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Notwithstanding the foregoing, no outstanding Award may be amended pursuant to this Section 4 without compliance with Section 16(a).

(b)
The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award, and the Company shall have no obligation to deliver Shares under an Award unless and until such amount is so paid. Unless the Committee specifies in an Agreement or otherwise, the Participant may elect to satisfy a portion or all of the Company’s withholding tax obligations by (a) delivery of Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant under the Award, in each case having a Fair Market Value equal to such withholding tax amount, provided that the withholding tax amount may not exceed the total maximum statutory tax rates associated with the transaction.

(c)
Minimum Vesting Schedule. Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following proviso, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available Shares (the “5% Exception Limit”) authorized for issuance under the Plan pursuant to Section 3.1 above (subject to adjustment under Section 12). For the avoidance of doubt, this Section 4(c) shall not be construed to limit the Committee’s discretion to provide for accelerated exercisability or vesting of an Award, including in cases of death, Disability or a Change in Control.

5.	Limitations
No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options
The Committee may grant Options to any Participant it selects. Options granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine and set forth in an Agreement between the Company and the Participant:

(a)
Option Price. The Option Price shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date the applicable Option is granted. The grant date of an Option may not be any day prior to the date the Committee approves the Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the purchase price per share of the Shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to

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the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.
Subject to Section 12, the Committee shall not without the approval of the shareholders of the Company, (i) reduce the Option Price of any previously granted Option, (ii) cancel any previously granted Option in exchange for another Option with a lower Option Price or (iii) cancel any previously granted Option in exchange for cash or another award if the Option Price of such Option exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case other than in connection with a Change of Control.

(b)	Vesting. Subject to Section 12(b), each Option shall become vested at such times as may be designated by the Committee and set forth in the applicable Agreement.

(c)
Exercisability. Options shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee and set forth in the applicable Agreement, but in no event shall an Option be exercisable more than ten years after the date it is granted; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an Option would expire at a time when the holder of such Option is prohibited by applicable law or by the Company’s insider trading policy from exercising the Option (the “Closed Window Period”), then such Option shall remain exercisable until the thirtieth (30th) day following the end of the Closed Window Period.

(d)
Exercise of Options. Except as otherwise provided in the Plan or in an Agreement, an Option may be exercised for all, or from time to time, any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii), (iv) or (v) of the following sentence. Except as otherwise provided for in the Agreement, the Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares are not subject to a security interest or pledge, (iii) partly in cash and partly in such Shares, (iv) subject to such rules as the Committee prescribes, by having the Company withhold a number of Shares otherwise deliverable upon exercise of the Option having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased, or (v) if there is a public market for the Shares at such time and if the Committee has authorized or established any required plan or program, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder as a result of the grant of an Option until after the Option is exercised and Shares subject to the Option are issued. No Option shall include dividend equivalent rights.

(e)
Attestation. Wherever in this Plan or any Agreement a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

7.	Stock Appreciation Rights.
The Committee may grant SARs to any Participant it selects. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the grant date, which may not be any day prior to the date that the Committee approves the grant; (c) the number of Shares to which the SAR relates; (d) the grant price, which (i) for an SAR granted independently of an Option may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant and (ii) for an SAR granted in relation to an Option shall be the Option Price of the related Option; (e) the terms and conditions of exercise or maturity, including vesting; (f) the term, provided that an SAR must terminate no later than ten (10) years after the

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date of grant; provided, however, that (other than as would otherwise result in violation of Section 409A of the Code), to the extent a SAR would expire during a Closed Window Period, then such SAR shall remain exercisable until the thirtieth (30th) day following the end of the Closed Window Period; and (g) whether the SAR will be settled in cash, Shares or a combination thereof. No Participant shall have any rights to dividends, dividend equivalents, or other rights of a shareholder with respect to Shares to which the SAR relates. If an SAR is granted in relation to an Option, then unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.
Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the grant price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate grant price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate grant price of such shares.
Subject to Section 12, the Committee shall not without the approval of the shareholders of the Company, (i) reduce the grant price of any previously granted SAR, (ii) cancel any previously granted SAR in exchange for another SAR with a lower grant price or (iii) cancel any previously granted SAR in exchange for cash or another award if the grant price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case other than in connection with a Change of Control.

8.	Restricted Stock Awards and Restricted Stock Units

(a)
Grant. The Committee shall grant Restricted Stock Awards and Restricted Stock Unit Awards to any Participant it selects, which shall be evidenced by an Agreement between the Company and the Participant. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine (including, without limiting the generality of the foregoing, that such Agreement may require that an appropriate legend be placed on Share certificates), provided that all Restricted Stock Awards and Restricted Stock Unit Awards granted under the Plan must have a minimum vesting period of one (1) year from the date of grant (which minimum vesting period cannot be overridden in the terms of an individual Agreement). Awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.

(b)
Rights of Participant. A stock certificate or certificates with respect to the Shares of Restricted Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares; provided that the Committee may determine instead that such Shares shall be evidenced by book-entry registration. If a Restricted Stock Unit is settled in Shares, a stock certificate or certificates with respect to such Shares shall be issued in the name of the Participant as soon as reasonably practicable after, and to the extent of, such settlement. If a Participant shall fail to execute the Agreement evidencing a Restricted Stock Award or Restricted Stock Unit, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, any certificates issued in connection with a Restricted Stock Award or settlement of a Restricted Stock Unit shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the applicable Agreement, upon delivery of the certificates to the escrow agent or the book-entry registration, as applicable, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and subject to Section 8(e), to receive all dividends or other distributions paid or made with respect to such Shares.

(c)
Non-transferability. Until all restrictions upon the Shares of Restricted Stock or Restricted Stock Units awarded to a Participant shall have lapsed in the manner set forth in Section 8(d), such Shares or such

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Restricted Stock Unit, as applicable, shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(d)
Lapse of Restrictions. Except as set forth in Section 12(b), restrictions upon Shares of Restricted Stock or upon Restricted Stock Units awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The applicable Agreement shall set forth any such restrictions.

(e)
Treatment of Dividends and Dividend Equivalents. The payment to the Participant of any dividends, dividend equivalents or distributions declared or paid on such Shares of Restricted Stock or on Shares underlying a Restricted Stock Unit, awarded to the Participant shall be deferred until the lapsing of the restrictions imposed upon such Shares or the settlement of such Restricted Stock Unit, as applicable. The Committee shall determine if any such deferred dividends, dividend equivalents or distributions shall be reinvested in additional Shares or credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends, dividend equivalents, or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Shares or the settlement of such Restricted Stock Units and any such deferred dividends, dividend equivalents, or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Shares or such Restricted Stock Units.

9.	Other Stock-Based Awards.

(a)
Grant.    Subject to the terms of this Plan, the Committee may grant to Participants other types of Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Shares or in cash. Without limitation, such Award may include the issuance of unrestricted Shares, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Shares from the Company. The Committee shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at no less than 100% of the Fair Market Value of the underlying Shares on the grant date of the Award and such purchase rights shall be subject to the terms and conditions of an Option under Section 6 above.

(b)
Treatment of Dividends and Dividend Equivalents.    The payment to the Participant of any dividends, dividend equivalents or distributions declared or paid on Shares covered by an Award under this Section 9 shall be deferred until the lapsing of the restrictions imposed upon such Awards. The Committee shall determine if any such deferred dividends or distributions shall be reinvested in additional Shares or credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Awards and any such deferred dividends, dividend equivalents or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Awards.

10.	Annual Incentive Awards
Subject to the terms of this Plan, the Committee will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, the type of payment, and the timing of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Committee specifies, provided that the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved (i) upon a Participant’s death, Disability or a Change of Control or (ii) for Awards that are not intended to be considered performance-based compensation under Code Section 162(m) upon such other circumstances as the Committee may specify (including Retirement); and (b) payment will be in cash except to the extent that the Committee determines that payment will be made in the form of a grant of Shares of Common Stock, Restricted Stock or Restricted Stock Units, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of grant equal to the amount payable with respect to the Annual Incentive Award; provided, that any such determination by the Committee or election by the Participant must be made in accordance with the requirements of Code Section 409A.

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11.	Long-Term Incentive Awards

(a)
Grant.    Subject to the terms of this Plan, the Committee will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, the type of payment, and the timing of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Committee specifies, provided that the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved (i) upon a Participant’s death, Disability or a Change of Control or (ii) in the case of Awards that are not intended to be considered performance-based compensation under Code Section 162(m), upon such other circumstances as the Committee may specify (including Retirement); (b) the performance period must relate to a period of more than one fiscal year of the Company except that, if the Award is made at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a shorter period; and (c) payment will be made as determined by the Committee in the form of a grant of Shares of Common Stock, Restricted Stock, Restricted Stock Units or cash, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of grant equal to the amount payable with respect to the Long-Term Incentive Award; provided, that any such determination by the Committee or election by the Participant must be made in accordance with the requirements of Code Section 409A.

(b)
Treatment of Dividends and Dividend Equivalents.    The payment to the Participant of any dividends, dividend equivalents or distributions declared or paid on Shares covered by a Long-Term Incentive Award under this Section 11 shall be deferred until the lapsing of the restrictions imposed upon such Awards. The Committee shall determine if any such deferred dividends, dividend equivalents, or distributions shall be reinvested in additional Shares or credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends, dividend equivalents or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Awards and any such deferred dividends, dividend equivalents or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Awards.

12. Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)
Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, or any other transaction which in the judgment of the Board necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Plan, the Committee shall make such substitution or adjustment, in such manner as it deems equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares that may be subject to Awards as set forth in Sections 3.2 (a) and (b), (iii) the Option Price or grant price and/or (iv) any other affected terms of such Awards, including one or more Performance Goals.

Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in a manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number.

(b)	Change of Control.
For all outstanding Awards, any acceleration of vesting or settlement of an Award in connection with a Change of Control shall be determined by the Committee and set forth in each Agreement. If and to the extent determined by the Committee in the applicable Agreement or otherwise, any Awards outstanding immediately prior to the Change of Control which are unexercisable or otherwise unvested or subject to lapse

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restrictions may be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, in whole or part as of immediately prior to a Change of Control and the Committee may, but shall not be obligated to, with respect to some or all of the outstanding Awards (i) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options) over the aggregate exercise price of such Options or (ii) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (iii) provide that for a period of at least 15 days prior to the Change of Control, any such Options or SARs (that are settled in Shares) shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such Options and SARs shall terminate and be of no further force and effect.

13.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

14.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator, beneficiary or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.	Nontransferability of Awards

No Award shall be transferable or assignable by the Participant other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such Award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant in accordance with the terms of such Award.

16.	Amendments and Termination

(a)
Authority to Amend or Terminate. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (i) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 12 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or (ii) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding the foregoing, the Board may not amend the provisions of the last paragraph of Sections 6(a) and 7 that restrict the repricing of Options and SARs.

(b)
Survival of Authority and Awards. To the extent provided in the Plan, the authority of (i) the Committee to amend, alter, adjust, suspend, discontinue or terminate any Award, waive any conditions or restrictions with respect to any Award, and otherwise administer the Plan and any Award and (ii) the Board or Committee to amend the Plan, shall extend beyond the date of the Plan’s termination. Termination of the Plan shall not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

17. International Participants

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With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards (including granting restricted stock units payable in cash or stock, in lieu of restricted stock) with respect to such Participants in order to conform such terms to the requirements of local law or to address local tax, securities or legal concerns.

18.	Choice of Law; Severability

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.     If any provision of the Plan or any Agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or (b) would disqualify the Plan, any Agreement or any Award under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such Agreement or such Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan, such Agreement and such Award shall remain in full force and effect.

19.	No Guarantee of Tax Treatment

Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (a) any Award intended to be exempt from Code Section 409A shall be so exempt, (b) any Award intended to comply with Code Section 409A shall so comply, (c) any Award shall otherwise receive a specific tax treatment under any other applicable tax law.

20.	Recoupment of Awards

All Awards granted under this Plan, and any Stock issued or cash paid pursuant to such Awards, shall be subject to (a) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time and (b) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time.

21.	General Restrictions

Notwithstanding any other provision of the Plan, the granting of Awards under the Plan and the issuance of Shares in connection with such Awards, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, and the Company shall have no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

22.	Committee

No member of the Committee or the Board shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee and the Board, and each officer or member of any other committee to whom a delegation under Section 4 has been made, for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions, taken in good faith, in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

23.	Effectiveness of the Plan

The Plan shall be effective on the date of its approval by the stockholders of the Company at the 2017 annual meeting. This Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event the 2011 Plan shall continue in effect.

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COOPER-STANDARD HOLDINGS INC. ATTN: ALEKSANDRA A. MIZIOLEK 39550 ORCHARD HILL PLACE NOVI, MI 48375
VOTE BY INTERNET
Before The Meeting  - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions, your questions to management and your request for electronic delivery of proxy materials up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting  - Go to www.virtualshareholdermeeting.com/CPS2017
You will be able to attend and vote at the Annual Meeting via the Internet by visiting the website referenced right above. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the listed nominees.

1.	Election of Directors	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	1. Jeffrey S. Edwards	☐	☐	☐	2. Sean O. Mahoney	☐	☐	☐	3. David J. Mastrocola	☐	☐	☐
	4. Justin E. Mirro	☐	☐	☐	5. Robert J. Remenar	☐	☐	☐	6. Sonya F. Sepahban	☐	☐	☐
	7. Thomas W. Sidlik	☐	☐	☐	8. Stephen A. Van Oss	☐	☐	☐	9. Molly P. Zhang	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.
						For	Against	Abstain
2.	Ratification of Appointment of Independent Registered Public Accounting Firm.					☐	☐	☐

3.	Advisory Vote on Executive Compensation.					☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on Proposal 4.
						1 Year	2 Years	3 Years	Abstain
4.	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.					☐	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 5.
						For	Against	Abstain
5.	Approval of the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan.					☐	☐	☐

NOTE: Conduct such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)			Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com
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COOPER-STANDARD HOLDINGS INC.
Annual Meeting of Stockholders
May 18, 2017 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Jeffrey S. Edwards and Aleksandra A. Miziolek, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COOPER-STANDARD HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on 5/18/2017, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000288836_2      R1.0.1.25